As filed with the Securities and Exchange Commission on August 11, 2006
(Registration No. 135346)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USCORP.
(Name of small business issuer in its charter)

Nevada	1040	87-0403330
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4535 W. Sahara Avenue, Suite 204
Las Vegas, NV 89102

(702) 933-4034
(Address and telephone number of principal executive offices)

Robert Dultz
Chairman and Chief Executive Officer
USCorp.
4535 W. Sahara Avenue, Suite 204
Las Vegas, NV 89102
Tel: (702) 933-4034
Fax: (702) 933-4035
(Name, address and telephone number of agent for service)

Copy of all communications to:

Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	116,300,000	$0.09	$10,467,000	$1,119.97
			Total	$1,119.97

 (1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholder named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $0.09 on the OTC Bulletin Board on June 21, 2006.

(3) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 11, 2006

PRELIMINARY PROSPECTUS
116,300,000 SHARES

USCORP.

CLASS A COMMON STOCK

This prospectus relates to the resale of up to 116,300,000 shares of our Class A Common Stock, par value $0.01 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, LP (“Dutchess” or the “Selling Securityholder”). The Selling Securityholder may sell its common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “USCS.” On August 10, 2006, the closing price as reported was $.06.

The Selling Securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The Selling Securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.  We agree to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August __ , 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the Selling Securityholder has not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, USCorp., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Securityholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
The Company	1
The Offering	3
Transaction Summary	4
Summary Financial Information	5
Risk Factors	6
Special Note Regarding Forward-Looking Statements	15
Use of Proceeds	16
Market for Our Shares	16
Management’s Discussion and Analysis of Financial Condition and Results of Operations	17
Business	22
Description of Property	24
Management	34
Legal Proceedings	35
Executive Compensation	36
Security Ownership of Certain Beneficial Owners and Management	37
Certain Relationships and Related Transactions	38
Description of Securities	39
Transfer Agent	39
Shares Eligible for Resale	40
Selling Securityholder	41
Transaction With Dutchess Private Equities Fund, LP	42
Plan of Distribution	43
Legal Matters	45
Experts	45
Where You Can find Additional Information	45
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,” “Company” and “our”, refer to USCorp., and its wholly-owned subsidiaries ,US Metals, Inc. and Southwest Resource Development, Inc., unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending September 30th.  Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

THE COMPANY

BACKGROUND

USCorp. was formed in May 1989 in the state of Nevada as The Movie Greats Network, Inc. In August 1992, the Company changed its name to The Program Entertainment Group, Inc. In August 1997, the Company changed its name to Santa Maria Resources, Inc. In September 2000, the Company changed its name to Fantasticon, Inc. and in January 2002 the Company changed its name to US Corp.

In April 2002, the Company acquired US Metals, Inc. (“USMetals”), a Nevada corporation, by issuing 24,200,000 shares of Company Common Stock. US Metals became a wholly owned subsidiary of the Company.

OVERVIEW

USCorp. is an "exploration stage" company. The Company's operations center on completing exploration of USMetals' mining property known as the Twin Peaks Mine, and Southwest's mining property known as the Chocolate Mountain Region claims. The Company has realized no revenues from operations to date.

All of the Company's mining business activities are conducted at this time through its subsidiaries, USMetals, Inc. and Southwest Resource Development, Inc.

The Company, through its wholly-owned subsidiary, USMetals, owns 141 Lode Mining Claims in the Eureka Mining District of Yavapai County, Arizona, called the Twin Peaks Mine; and through its wholly-owned subsidiary, Southwest Resource Development, Inc., owns 8 Lode and 21 Placer Claims in the Mesquite Mining District of Imperial County, California, which the Company refers to as the Chocolate Mountain Region Claims.

RECENT EVENTS

On May 16, 2006, the Company announced that it was informed by the Deutche Borse that its Class B non-voting Common Shares ("Class B Shares") issued by the Company have been included in that Exchange trading within the Open Market (Freiverkehr). The shares of Class B Common Shares were issued by the Company pursuant to a Regulation S offering. The Exchange trading (Quotation) of the Class B Common Shares started on May 11, 2006, under the Symbol "U9C" and the WKN# is A0JEQQ. The Class B Common Shares were issued to a private European fund in exchange for up to $17,000,000. It is anticipated that the capitalization will allow the Company to advance its exploration program so that it can focus on extracting the mineral resources from its properties that management believes may result in profitable revenue streams to USCorp. The Class B non-voting Common Shares will trade outside of the United States and the Company has no current plans to register these shares for trading in the United States. The European fund has listed these shares on the Open Market (Freiverkehr) of Frankfurt Exchange in Germany through a trading member.

On May 5, 2006, the Company announced the results of exploratory drilling at its Kingman Area Tailings Property located near Kingman, Arizona. The purpose of the exploratory drilling and testing was to confirm the presence of economically viable mineral resources in the tailings. Prior owners and certain documents provided by prior owners estimated these resources to contain 400,000 tons of tailings with valuable mineralization. The drilling was targeted specifically at each of the three terraced levels of the tailings. The drilling was done by Boart Longyear Co.'s Peoria, Ariz., office with a representative of USCorp present. The drilling was conducted during March 2006 under the supervision of Dr. Robert Cameron of Geological Support Services, our consulting geologist on this property. Preparation of drill samples were completed by our consulting geologist, the drillers and observed by a USCorp representative on site. The samples were sent to two independent laboratories for complete chemical analysis, atomic absorption and fire assays. The laboratories used were SGS Minerals Services, Ontario, Canada, and the 125-year-old Jacobs Assay Office in Tucson, Arizona. Additional samples were taken by our consulting geologist from crevices and holes dug from the top and into the side of the tailings using a procedure called "cone and quartering." Based on the GPS measurement of the tailings by our consulting geologist and the known depth of the tailings obtained by drilling, the revised estimate of the tonnage is approximately 744,215.5 tons. Based on the exploration and test results, however, it was determined that it is not economically viable to pursue exploration or development of this property any longer. In a report to the Company, USCorp's consulting geologist stated in part: "...Samples were subjected to fire assay for gold and silver with both Atomic Absorption and Gravimetric Finish. Additionally, an economic spectrum was performed upon every fifth sample to establish levels of other economic metals. The results of these tests were underwhelming..." From a practical standpoint, assuming .006 ounce per ton gold and .35 ounce per ton silver, we have ore worth $10.60 per ton. Further, even if gold were to reach $2,500 per ounce and silver $60, we still have a product worth only $36 per ton. Based on currently working operations, were a plant set up and operating on site today, wages, water, chemicals and power would still cost more than $45 per ton. Accordingly, based on the numbers this does not appear to be an economic proposition. Due to certain conditions not being met, title to the claims reverted back to prior the claim holder.

Our headquarters are located at 4535 W. Sahara Avenue, Suite 204, Las Vegas, NV 89102 and our telephone number at that address is (702) 933-4034. Our web site is www.uscorpnv.com. The information on our website is not part of this prospectus.

THE OFFERING

SHARES OUTSTANDING

PRIOR TO OFFERING

Class A Common Stock, $0.01 par value	34,056,459

Class B Common Stock, $0.001 par value	5,000,000

Class A Common Stock Offered by Selling Securityholder	116,300,000

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of shares in this offering, except upon drawdowns made pursuant to the equity line. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	USCS.OB

Executive Offices
Our executive offices are located at 4535 W. Sahara Avenue, Suite 204, Las Vegas, NV 89102. Our telephone number is (702) 933-4034 and our website is www.uscorpnv.com . The information on our website is not part of this prospectus.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On May 12, 2006, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, LP (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company’s Stock over the course of thirty six (36) months (“Line Period”), after a registration statement has been declared effective (“Effective Date”). The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to, at the election of the Company, either 1) $250,000 or 2) 200% of the averaged daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-five percent (95%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as seventy-five percent (75%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In addition, the Company is obligated to issue and deliver its shares of common stock within seven (7) trading days following a Put Notice Date. In the event that the Company does not issue and deliver any such shares, the Company is obligated to make late payments to Dutchess in an amount equal to $100 for each day late up to ten (10) days and then $1,000 plus $200 for each business day late beyond ten (10) days. Moreover, if by the third (3rd) business day after the Closing Date, the Company fails to deliver any portion of the shares of the Put to Dutchess (the "Put Shares Due") and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company (the "Open Market Share Purchase"), then the Company shall pay to Dutchess, in addition to any other amounts due to Dutchess pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount, which is an amount equal to the excess, if any, of (x) Dutchess's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the Put Shares Due.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred and twenty (120) days after the filing of this registration statement. In the event that the Company is deemed to be in default under its registration obligations as provided in the Registration Agreement, the Company shall be obligated to pay liquidated damages, that is not deemed to constitute a penalty, in an amount not to exceed the maximum amount permitted under any applicable law.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the six Months Ended March 31, 2006 (Unaudited)	For the six Months Ended March 31, 2005 (Unaudited)	For the Year Ended September 30, 2005 (Audited)

Operating revenues	$—	$—	$—

Total operating expenses	288,087	140,688	592,469

Net loss from operations	(288,087)	(140,688)	(592,469)

Other income (expense), net	(142,239)	(2,394)	(23,249)

Net loss	$(430,326)	$(167,082)	$(628,337)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding	33,704,831	29,827,647	31,082,723

Condensed Consolidated Balance Sheet Data

	As of March 31, 2006 (Unaudited)	As of March 31, 2005 (Unaudited)	As of September 30, 2005 (Audited)

Total current assets	$302,778	$4,864	$627,372

Total assets	$306,792	$9,969	$631,378

Working capital (definciency)	$250,657	$(1,434)	$575,251

Total current liabilities	$52,121	$6,298	$52,121

Stockholders’ equity (deficit)	$(606,119)	$(32,323)	$(277,943)

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.  We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred net losses in fiscal 2005 of $628,337. We also incurred losses in the six months of fiscal 2006 of $430,326. As of September 30, 2005, we had a working capital deficit of $734,690. As of March 31, 2006, we had a net loss per share of $(0.01). In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. We cannot assure you that any of our business strategies will be successful or that revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE

The Company expects to incur increased operating expenses during the next year. The amount of net losses and the time required for the Company to reach and sustain profitability are uncertain. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with the exploration and mining of gold. There can be no assurance that the Company will ever generate revenue or achieve profitability at all or on any substantial basis.

WE HAVE A MINIMAL OPERATING HISTORY, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO SUCCESSFULLY DEVELOP PROFITABLE BUSINESS OPERATIONS.

We have a limited operating history and our business and prospects must be considered in light of the risks and uncertainties to which companies in the gold mining industry are exposed. We cannot provide assurances that our business strategy will be successful or that we will successfully address those risks and the risks described herein. Most importantly, if we are unable to secure future capital, we will be unable to continue our operations. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities. To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying our financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company's ability to continue as a going concern due to recurring losses. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of equity and debt financings. However, no assurances can be given that we will be able to do so.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. The Dutchess equity line described herein would add additional working capital to the extent of the Put Amounts which will sustain our operations for an extended period of time; however, certain draw down restrictions pertaining to the Puts apply which could shorten this period of time. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our 2005 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors, in particular Mr. Robert Dultz, are deemed essential to establishing and maintaining the continuity of our operations. If we were to lose their services, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

Our future results of operations involve a number of risks and uncertainties. With any business undertaking and their inherent unforeseeable risk in conducting business, the following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations.

WE ARE IN EARLY STAGE OF DEVELOPMENT AND MAY HAVE TO COMPETE WITH COMPANIES WITH GREATER RESOURCES.

We have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development. The Company will have to compete with larger companies who have greater funds available for expansion, exploration and development. There can be no assurance that the Company become competitive, or if we become competitive, will remain competitive, should this occur and increased competition could materially adversely affect our operation and financial condition.

OUR FUTURE PERFORMANCE IS DEPENDENT ON OUR ABILITY TO RETAIN KEY PERSONNEL

We do not currently maintain key-man insurance on these executives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.  The loss of any of their services would be detrimental to us and could have an adverse effect on our business development

INCREASED COSTS COULD AFFECT PROFITABILITY.

Cash costs at any particular mining location frequently are subject to great variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, cash costs are affected by the price of commodities, such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any one location may have a significant effect on our profitability.

MANAGEMENT CANNOT BE CERTAIN THAT OUR ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES WILL BE COMMERCIALLY SUCCESSFUL.

Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. There can be no assurance that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

A SUBSTANTIAL OR EXTENDED DECLINE IN GOLD PRICES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

Our business is heavily dependent on the price of gold, which may be affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

o	sales or leasing of gold by governments and central banks;
o	a strong U.S. dollar;
o	global and regional recession or reduced economic activity;
o	speculative trading;
o	decreased demand for gold for industrial uses, use in jewelry and investment;
o	high supply of gold from production, disinvestment, scrap and hedging;
o	sales by gold producers in forward transactions and other hedging transactions; and
o	devaluing of the South African Rand (relative to gold priced in U.S. dollars) leading to lower production costs and higher production in certain major gold-producing regions.

Any drop in the price of gold will adversely impact our revenues, profits and cash flows. We have not recorded any asset write-downs in recent years as a result of sustained periods of low gold prices; however, no assurance can be given that we will not experience any asset impairment as a result of low gold prices in the future.

In addition, sustained low gold prices may:

o	reduce revenues further through production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;
o	halt or delay the development of new projects;
o	reduce funds available for exploration, with the result that depleted reserves are not replaced; and
o	reduce existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

OCCURRENCE OF EVENTS FOR WHICH WE ARE NOT INSURED MAY AFFECT OUR CASH FLOW AND OVERALL PROFITABILITY.

We maintain insurance to protect ourselves against certain risks related to our operations. We maintain insurance in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

GOLD PRODUCERS MUST CONTINUALLY OBTAIN ADDITIONAL RESERVES.

Gold producers must continually replace gold reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for gold producers to maintain production levels over the long term. Gold exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurance can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.

ESTIMATES OF PROVEN AND PROBABLE RESERVES ARE UNCERTAIN.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR MINES FROM CRIMINAL ACTIVITY WHICH MAY HINDER OUR OPERATIONS.

Although we intend to employ security personnel to guard our mines and facilities, our security measures may be insufficient to prevent widespread theft or vandalism. In addition, our employees may face intimidation by local gangs and may be unwilling to continue to work under such conditions. As a result, we may be unable to continue exploration, development and productions.

OLD MINING COMPANIES ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS.

Our exploration, mining and processing operations will be regulated in all areas in which we operate under various federal, state, provincial and local laws relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Delays in obtaining or failure to obtain government permits and approvals may adversely impact our operations. The regulatory environment in which we operate may change in ways that would substantially increase costs to achieve compliance. In addition, significant changes in regulation could have a material adverse effect on our operations or financial position.

OUR SUCCESS MAY DEPEND ON OUR SOCIAL AND ENVIRONMENTAL PERFORMANCE.

Our ability to operate successfully in communities will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate may be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees or the communities in which we operate.

MINING ACCIDENTS OR OTHER MATERIAL ADVERSE EVENTS AT OUR MINING LOCATIONS MAY REDUCE OUR PRODUCTION LEVELS.

At any one of our various mines, production may fall below historic or estimated levels as a result of mining accidents, such as, a pit wall failure in an open pit mine, cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

MINING EXPLORATION, DEVELOPMENT AND OPERATING ACTIVITIES ARE INHERENTLY HAZARDOUS.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, in which event, we may incur significant costs that could have a material adverse effect on our financial condition.

WE FACE INTENSE COMPETITION IN THE MINING INDUSTRY.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than us, we may be unable to acquire additional attractive mining claims or financing on terms management considers acceptable. We compete with other mining companies in the recruitment and retention of qualified managerial employees and other employees with technical skills and experience in the mining industry. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects. There can be no assurance that we will continue to attract and retain skilled and experienced employees, or to acquire additional rights to mine properties.

RISKS RELATED TO HOLDING OUR SECURITIES

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess  Private  Equities  Fund, LP in accordance  with the  Investment  Agreement  may have a  dilutive  impact on our shareholders.  As a result, our net income per share  could  decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess  Private Equities Fund,  LP in order to drawdown on the Equity Line. If our stock price decreases, then our existing  shareholders  would experience  greater dilution.  At a stock price of $0.09 or less, we would have to issue approximately 116,300,000 shares registered  under this prospectus in order to drawdown on the full Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND LP WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased  at a five percent (5%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, LP of our election to exercise our "put" right. Since the amount of shares we issue is based upon a discount to the then prevailing market price, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to them. To the extent that Dutchess Private Equities Fund as selling securityholder receives and then sells its common stock, the price of our common stock may decrease due to additional shares in the market. This could allow Dutchess Private Equities Fund to receive even greater amounts of our common stock, the sales of which could even further depress our stock price. Dutchess Private Equities Fund, LP has a financial  incentive to sell our shares  immediately upon receiving the  shares to realize the profit between the discounted  price and the market price. If Dutchess Private Equities Fund, LP sells our shares,  the price of our common stock may decrease.  If our stock price  decreases,  Dutchess  Private  Equities Fund, LP may have a further  incentive  to sell such shares.  Accordingly,  the discounted  sales price in the  Investment  Agreement may cause the price of our common stock to decline.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR COMMON STOCK COULD BE CONSIDERED A "PENNY STOCK."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

• variations in our quarterly operating results;
• loss of a key relationship or failure to complete significant transactions;
• additions or departures of key personnel; and
• fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.
In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 116,300,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling securityholder are sold, we would have 127,199,845 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 23,156,616 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933. Of these shares, approximately 53.4% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

WE HAVE NOT PAID CASH DIVIDENDS AND MAY OR MAY NOT PAY CASH DIVIDEND IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

OTHER RISK FACTORS

There are several risks and uncertainties, including those relating to the Company's ability to raise money and grow its business. These risks and uncertainties can materially affect the results predicted. Other risks include the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include but are not limited to fluctuating market demand for our services, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholder.   The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating purposes, includingcompleting exploration of the Twin Peaks Mine and the Chocolate Mountain Region claim, and payment of consulting and legal fees.

MARKET FOR OUR SHARES

Our Class A Common Stock generally trades on the OTC Bulletin Board system under the symbol "USCS.OB". As of December 23, 2003 the Company's shares are also traded on the Third Segment of the Berlin Stock Exchange under symbol UCP.BER, WKN number A0BLBB. Further, on May 16, 2006, the Company announced that it was informed by the Deutche Borse that its Class B Common Shares issued by the Company have been included in the Exchange trading within the Open Market (Freiverkehr). The Exchange trading (Quotation) of the Class B Common Shares started on May 11, 2006, under the Symbol "U9C" and the WKN# is A0JEQQ.

PERIOD	HIGH	LOW
Quarter ended December 31, 2003	$0.55	$0.23
Quarter ended March 30, 2004	$0.50	$0.31
Quarter ended June 30, 2004	$0.63	$0.34
Quarter ended September 30, 2004	$0.44	$0.25
Quarter ended December 31, 2004	$0.26	$0.11
Quarter ended March 30, 2005	$0.20	$0.09
Quarter ended June 30, 2005	$0.16	$0.06
Quarter ended September 30, 2005	$0.16	$0.09
Quarter ended December 31, 2005	$0.15	$0.12
Quarter ended March 31, 2006	$0.14	$0.06
Thru June 21, 2006	$0.15	$0.07

On June 21, 2006 the reported closing price for the Company's Class A Common Stock on the OTC Bulletin Board was $0.09 per share; there were approximately 171 record holders of the Company's common stock; the reported closing price for the Company’s common stock on the Third Segment of the Berlin Stock Exchange was 0.072 Euro; and the reported closing price for the Class B Common Shares on the Deutche Borse was 0.001 Euro and there was 1 record holder of the Company's Class B Common Shares.

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

DIVIDENDS

The Company has not paid any dividends and may or may not pay any such dividends in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including earning, financial condition, capital requirements and other factors. There are no contractual restrictions on the Company's present or future ability to pay dividends. Further, there are no restrictions on any of the Company's subsidiaries which would, in the future, adversely affect the Company's ability to pay dividends to its shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by this forward-looking information. This discussion should be read in conjunction with our financial statements and the related notes thereto set forth elsewhere in this registration statement.

FORWARD-LOOKING STATEMENTS

This registration statement contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact should be considered "forward-looking statements" for purposes of these provisions, including statements that include projections of, or expectations about, earnings, revenues or other financial items, statements about our plans and objectives for future operations, statements concerning proposed new products or services, statements regarding future economic conditions or performance, statements concerning our expectations regarding the attraction and retention of members and guests, statements about market risk and statements underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "intends," "believes," "estimates," "potential" or "continue," or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct. Actual results and developments are likely to be different from, and may be materially different from, those expressed or implied by our forward-looking statements. Forward-looking statements are subject to inherent risks and uncertainties, some of which are summarized in "Risk Factors" section of this registration statement.

The Company's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: (i) changes in external competitive market factors, (ii) termination of certain operating agreements or inability to enter into additional operating agreements, (iii) inability to satisfy anticipated working capital or other cash requirements, (iv) changes in or developments under domestic or foreign laws, regulations, governmental requirements or in the mining industry, (v) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace, and (ix) the Company's ability to raise additional capital. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The foregoing review of important factors should not be construed as exhaustive. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to reserves and intangible assets.  Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the consolidated financial statements included in our Annual Report on Form l0-KSB for the fiscal year ended September 30, 2005.

OVERVIEW

The Company is an "exploration stage" company. During period ended March 31, 2006, the Company's operations centered on completing exploration of USMetals' mining property known as the Twin Peaks Mine, Southwest's mining property known as the Chocolate Mountain Region claims, and its mining property known as the Kingman Area Mine Tailings. During the period, the Company did not engage in any commercially viable operations and realized no revenues from operations. The annual operating costs incurred to date were primarily for the continued exploration  of the Company's mining properties, obtaining permits and approvals, maintenance of the Company's website, legal, accounting costs in conjunction with the Company's general and administrative expenses in anticipation of completing exploration of USMetals' and Southwest's mining properties and related acquisition costs. The annual payment to the Bureau of Land Management (BLM) for the claims owned by the Registrant is $125 per claim effective September 1, 2004.

All of the Company's mining business activities are conducted at this time through its subsidiaries, USMetals and Southwest Resource Development, Inc.

The Company, through its wholly-owned subsidiary, USMetals, owns 141 unpatented contiguous mining claims totaling 2,820 acres in the Eureka Mining District of Yavapai County, Arizona. These claims have a history of mining activity from the middle of the 19th century to the beginning of World War II. Gold, silver, copper and other minerals were recovered in important quantities. Previous owners started acquisition of this claim group in the early 1940's and by the mid-1980's the claims group totaled 134 claims. Exploration, drilling and assessment work was done and several geological reports were completed indicating the presence of economically viable deposits of precious metals and complex ores.

Impairment Expense

We acquired the Twin Peaks Mine asset in 2002 and have been conducting limited exploration work on it for four years, with the goal of commencing mineral production. Exploration activities have confirmed the presence of mineralization on this property. However, we have not commenced mining activities due to a lack of funding. Consequently, per our accounting policy regarding impairment charges, we decided to impair this asset and take it off the balance sheet. However, we are still aggressively pursing the financing necessary to complete a bankable feasibility study and proceed with our plans to commence mining activity. We believe with proper funding, the portions of the Twin Peaks property which have been more extensively explored could result in a value in excess of $200,000,000 per independent estimates of prior geochemical evaluations and geological studies.

We need $20 million to achieve a commercial level of mining on the Company's properties. We have prepared plans for completion of bankable feasibility studies and test production programs on our properties that require smaller amounts of capital. We are seeking equity or debt financing in Europe, North America and Asia via private placement, working interest joint venture, and/or gold bullion loans.

Chocolate Mountain Region Claims Acquisition

On June 15, 2004 the Company filed a Form 8-K with the Securities and Exchange Commission reporting that on May 29, 2004, the Company concluded the acquisition of an aggregate of 29 additional gold mining claims located in Imperial County, California from two individuals. In lieu of cash payment for the claims the Company entered into what is essentially a joint venture with the former owners whereby the Company was obligated to commence production on these claims with the former owners entitled to receive 20% of all net returns of gold, whether paid in cash or in kind. Further, in the event that the Company subsequently sells the claims, then the sellers will be entitled to receive 20% of the proceeds of such sale.

The Company gave each of the two sellers 150,000 shares of the Company's common stock in exchange for waiving the Company's obligation to commence gold production within any time period. The Company now has unencumbered rights to explore and develop these properties at any time without risk of the claims reverting to their prior owners.

Kingman Area Tailings Acquisition

On February 14, 2005, the Company filed a Form 8-K with the Securities and Exchange Commission reporting that the Company concluded the acquisition of 2 additional gold mining claims located near Kingman, Arizona from a private corporation. These claims consist of one 20 acre lode claim and one 40 acre placer claim. The placer claim covers and includes the underlying lode claim. In lieu of cash payment for the claims the Company entered into what is essentially a joint venture with the former owners entitling them o receive a minority percentage of all net returns of gold, after expenses, whether paid in cash or in kind.

As announced by the Company on May 5, 2006, based on the exploration and test results, the Company has determined that it is not economically viable to pursue exploration or development of this property any longer. Accordingly, due to certain conditions of the acquisition not being met, title to the claims has reverted back to prior claim holder. Further. the 250,000 shares issued by the Company in connection with this acquisition were cancelled and returned to the treasury.

MANAGEMENT'S EXPLORATION PLANS

In order to improve operations and liquidity and meet its cash flow needs, the Company has or intends to do the following:

- Secure additional equity or debt financing needed to accomplish corporate goals from private sources and institutional funds, nationally and internationally;

- Complete acquisitions of other potential producing properties in regions near our present Twin Peaks Mine, our California properties and in other areas of Arizona, California and Nevada;

- Establish a corporate office in Arizona, field offices on or near the Company's properties in California and Arizona and an office centrally located near the financial markets of Southern California;

- Complete exploration of the Twin Peaks Mine, and Chocolate Mountain Region Claims, in order to determine reserves, the best mining methods and recovery rates by implementing a comprehensive exploration program on all claims owned by the Company;

- Retain an environmental consulting firm to design post-production reclamation programs;

- Complete bankable feasibility studies meeting SEC standards for placing the true reserve value of existing claims on the financial statements;

- Complete, file and secure approvals for drilling, reclamation and Mining Plans of Operations with the U.S. Bureau of Land Management (BLM); and

- Obtain a credit facility based in part on the value of its proven reserves when necessary and if appropriate given market conditions.

As a result of these plans, management believes that it will generate sufficient cash flows to meet its obligations in 2006. On April 27, 2006, the Company signed a term sheet with Dutchess Capital Management, LLC providing for an equity line of credit. Further, the Company executed definitive documents for the equity line in its third fiscal quarter of 2006 Providing for up to $10,000,000 in funds under an equity line of credit. This prospectus is registering the shares underlying the equity line.

I. Discussion of Financial Condition for quarter ended March 31, 2006

As of March 31, 2006 the Company had total assets of $306,792 with total liabilities of $52,121. The Company has incurred a net loss of approximately $430,326 for the three months ended March 31, 2006.

During the quarter, the Company implemented a test drilling program on the Company's Kingman Area Tailings as announced in a press release dated March 21, 2006. In addition management has continued to acquire and implement office systems upgrades in preparation for completing exploration and mining permitting of the Company's properties.

The Company will require significant additional funds in order to complete exploration of the Twin Peaks Mine and its other properties. Subsequent to the date of this report the Company has entered into a term sheet with Dutchess Capital Management, LLC providing for an equity line of credit of up to $10,000,000.  Based upon available cash on hand, management is of the opinion that, without additional financing, the Company will have adequate funds available to meet its cash needs for the next three (3) months, and through the remainder of the current fiscal year.  Thereafter, it will need to secure additional funds in order to continue its operations.

In February 2006, the Company has issued to a European Fund 5,000,000 Class B non-voting Common Shares of a 25,000,000 share commitment of a 250,000,000 share private placement under Regulation S. Under Regulation S these shares will only trade outside of the United States. The European fund has listed these shares on the Open Market (Freiverkehr) of the Frankfurt Exchange in Germany. The Company expects to receive 0.068 Euros per share upon consummation of the private placement.

II. Results of Operations for Year Ended September 30, 2005

Comparison of operating results.

The Company has not yet commenced commercial operations and has had no revenues from operations.

General and administrative expense for fiscal 2005 was $592,469 compared to $956,174 for last year, an decrease of approximately 40%. The main areas of decrease were in administration costs ($373,720 for fiscal 2005 compared to $730,657 last year); license expense ($21,777 in fiscal 2005 compared to $26,289 in fiscal 2004) and professional fees ($51,508 in fiscal 2005 compared to $50,180 in fiscal 2004). The increase in license expense was due to the increase in claims from 170 to 172.

After interest expense in fiscal 2005 of $7,953, compared to $7,934 in the prior year, the Company realized a net loss for fiscal 2005 of $628,337 as compared to a net loss of $964,108 for the prior fiscal year. This loss translated into a loss of only $.02 per shares for fiscal 2005, compared to a loss of $.04 for fiscal 2004.

III. Discussion of Financial Condition: Liquidity and Capital Resources

At September 30, 2005 cash on hand was $627,372 as compared with $16,781 at September 30, 2004. During fiscal 2005 the Company received $48,000 through the sale of common stock. In addition, the Company received services and the cancellation of existing indebtedness in the aggregate amount of $425,200 through the issuance of additional shares of common stock. See, “Recent Sales of Unregistered Securities”.

The Company used these cash proceeds to pay for its business operations.

Total assets at September 30, 2005 were $631,378 as compared to $19,198 at September 30, 2004.

The Company's total stockholders' equity changed from -$133,423 September 30, 2004 to -$277,943 at September 30, 2005. Stockholders' equity increased because of the issuance of preferred and common stock for cash proceeds and in payment for services and cancellation of prior debt as discussed above.

Impact of Inflation

The general level of inflation has been relatively low during the last several fiscal years and has not had a significant impact on the Company.

ITEM 3. CONTROLS AND PROCEDURES

Under the supervision and with the participation of the Company's management, including the Chief Executive Officer and Chief Financial Officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this quarterly report. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this quarterly report, the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms.

There has been no change in the Company's internal control over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

BUSINESS

GENERAL

USCorp. is an "exploration stage" company. The Company's operations center on completing exploration of USMetals' mining property known as the Twin Peaks Mine, and Southwest's mining property known as the Chocolate Mountain Region claims. The Company has realized no revenues from operations to date.

All of the Company's mining business activities are conducted at this time through its subsidiaries, USMetals and Southwest Resource Development, Inc.

The Company, through its wholly-owned subsidiary, USMetals, owns 141 Lode Mining Claims in the Eureka Mining District of Yavapai County, Arizona, called the Twin Peaks Mine; and through its wholly-owned, subsidiary Southwest Resource Development, Inc., owns 8 Lode and 21 Placer Claims in the Mesquite Mining District of Imperial County, California, which the Company refers to as the Chocolate Mountain Region Claims.

The Company's plan of operation and business objectives will be to engage in (a) the precious metals exploration, mining, and refining business, and (b) the acquisition of qualified candidates engaged in businesses that would complement the Company's existing or proposed operations. All of the Company's business operations are conducted through its subsidiaries.

USMETALS - Summary of Organization and Business.

USMetals (“USMetals”) was formed and organized under the laws of the State of Nevada on May 3, 2000. On or about April 2, 2002, The Company acquired USMetals; including its 141 lode mining claims (the “Mining Claims”). The purpose of USMetals is to engage in the business of acquiring and developing mineral properties, exploring for gold, silver, and other non-ferrous metals and minerals within the contiguous United States. It is the further intention of USMetals to mine and to process any commercially-proven resources developed at its properties.

The Mining Claims of USMetals are located in West-Central Arizona, in the Eureka Mining District of Yavapai County, Arizona, approximately 42 miles west of Prescott, Arizona. Within the boundaries of USMetals' Mining Claims, more commonly referred to as the “Twin Peaks Mine,” are the historic sites of the Crosby, Hayes, Swiss Belle and Glory Hole Mines, past producers of gold and silver. The claims are geographically located in the southwestern division of the Eureka Mining District, which includes many significant mines. The area has a long history of mining activities. Mining companies and prospectors can obtain experienced labor, affordable housing, equipment repair, and mining services within the district.

The Santa Maria River traverses the Mining Claims and USMetals is the only company that holds water rights to that section of the river, a valuable asset for a mining company in this arid country.

All of USMetals' mining properties are unpatented mining claims; consequently, the Company has only possessory title with respect to such properties. The claims were duly transferred by official deed from the prior owner to USMetals on March 22, 2002. The real property upon which USMetals' claims are located is subject to a paramount lien by the United States of America; all of USMetals' claims are subject to the applicable rules and regulations of the United States Department of the Interior, Bureau of Land Management, which administers USMetals' use and activities on said Mining Claims. USMetals has paid all of the required fees in order to maintain the 141 Mining Claims, which USMetals owns, for the current periods. All of the necessary documents and affidavits have been filed with the Yavapai County Recorder, as was mentioned hereinabove.

The Company and USMetals have had a number of strategic working relationships with various independent contractors in order to develop its Mining Claims. USMetals further relies on the declarations and valuations formed and given in past geological exploration and geochemical studies. USMetals has had consulting relationships with International Energy and Resources, Inc. It should be noted that if USMetals was forced to disassociate itself with one or more of the abovementioned independent contractors, it could readily secure the services of other individuals or entities to perform the work or services of equal or greater quality; the loss of any one or all of the abovementioned contractors would not cause USMetals material adverse effects; however, each of these firms has demonstrated its capability and reliability in assisting the Company and USMetals to develop the Mining Claims, and, to date, the abovementioned companies have provided invaluable assistance to the Company's senior executive management in evaluating the potential represented by USMetals' Mining Claims.

SOUTHWEST RESOURCE DEVELOPMENT, INC. - Summary of Organization and Business

Southwest Resource Development, Inc. (“Southwest”) was formed and organized under the laws of the State of Nevada on April 3, 2004 as a wholly owned subsidiary of USCorp. On or about May 29, 2004, Southwest acquired 8 lode and 21 placer mining claims known as the Chocolate Mountain Region Claims and the Picacho Area Claims. The purpose of Southwest is to engage in the business of acquiring and developing mineral properties, exploring for gold, silver, and other non-ferrous metals and minerals within the contiguous United States. It is the further intention of Southwest to mine and to process any commercially-proven resources developed at its properties.

In lieu of cash payment for the claims the Company entered into what is essentially a joint venture with the former owners whereby the former owners entitled to receive 20% of all net smelter returns of gold after expenses, whether paid in cash or in kind.

The Company has spent the last 3 years developing a plan that would bring multiple properties under Company ownership. Through its wholly owned subsidiary, Southwest, the Company has acquired for development a total of 3,520 acres of precious metal properties located in the Chocolate Mountain region of Imperial County, California: Geological testing has successfully recovered gold and silver from dry washes and feeder rills. Laboratory analysis indicates these findings warrant continued development.

The Chocolate Mountains region, located in southeastern Imperial county of California, includes the Picacho State Park and surrounding areas that has a rich history of gold mining activities dating back to 1775. This property is in a district that has been producing gold since the 1800s. In 1890 a large stamp mill was built beside the Colorado River at the town of Picacho. The Picacho Mine was opened in the Picacho Basin area and a narrow gauge railroad began hauling ore from the mine to the mill. By 1904, the town of Picacho had a population of 2,500 people. The ruins of the mill are a few miles from USCorp's newly acquired claims near the Picacho State Recreation Area. Thousands of people visit the old mill ruins each year. To the south and west of the claims there are ruins of many old placer and lode workings as well as recently producing major mining operations.

Numerous discoveries of placer gold throughout Imperial County have remained undeveloped due to a common problem encountered by small miners. Due to the lack of an adequate water supply to support placer gold recovery operations in the region, scores of small and medium size mining operations have failed to successfully recover precious metals known to exist throughout the region. Southwest believes it has located a potentially adequate water source. Southwest intends to use a state of the art gold recovery system designed and developed by the Company's Process Engineer for the specific conditions found on these properties. Based on the recent reports of geologists and engineers, Southwest believes this property has the potential to develop into a significant gold producing operation.

Historically, mining has been carried out in the Mesquite Mining District of Imperial County using old hard rock mining and placer methods. However, in 1984, new mining methods (“heap leaching”) were used to develop and mine low-grade ore bodies, with an economically viable cut-off grade as low as .01 to .02 ounces of gold per ton. The geology and history of this area indicate it is rich in gold deposits. Test production will determine the cutoff grade and the economic viability of this property . Southwest intends to go into production as soon as possible after approvals and financing are obtained.

Property descriptions, locations and nature of ownership.

Chocolate Mountain Region Claims in the Mesquite Mining District of Imperial County, California, U.S.A., Group #1: 640 acres on four contiguous, unpatented Placer Claims. Access to these claims is by a private dirt road 2 miles north of the intersection of Highway 78 and Ogilby Road, near Glamis, California.

Chocolate Mountain Region Claims in the Mesquite Mining District of Imperial County, California, U.S.A., Group #2: 17 unpatented Placer Claims. These contiguous claims cover 2,720 acres. All of these claims are just east of the intersection of Highway 78 and Ogilby Road. Access to the property is by private dirt road.

Chocolate Mountain Region Claims in the Mesquite Mining District of Imperial County, California, U.S.A., Group #3: 8 unpatented Lode Claims covering 160 acres. Means of access to the property is by an unmarked private dirt road, south of Picacho State Park.

The 141 unpatented lode mining claims, covering 2,820 acres, which the the Company refers to as the “Twin Peaks Mine,” are located in the Eureka Mining District of Yavapai County, Arizona, U.S.A. Access to the property from the west is by county maintained and private dirt roads from Highway 93 (connecting Phoenix, Arizona with Las Vegas, Nevada).

The Company, through its wholly owned subsidiaries, owns unpatented mining claims and pays an annual Maintenance Fee payment to the Bureau of Land Management (BLM) for each of its claims. Maintenance Fee payments of $125 per claim are due on or before August 31 each year.

Maps indicating the locations of our properties.

In the Map above “1”“2” and “3” represent the approximate locations of the company's properties in the Mesquite Mining District of Imperial County, California. These three locations are represented by the number “2” in the map below.

History of previous operations.

Twin Peaks Mine claims group, in the Eureka Mining District of Yavapai County, Arizona: From a historical perspective, Spaniards arrived in the area over 400 years ago and used the Santa Maria River to gain access to the claims area. According to historical sources, the local Indians used to mine gold and silver in the area, which was refined and shipped to Spain. More recently, in the 1880's, John Lawler and Charles Crosby pioneered the Eureka Mining District. In 1883, John Lawler discovered the area was rich in gold, silver, lead, and zinc.

Charles Crosby first discovered the Crosby Mine and worked his claims from 1906 to 1933. His works are on a mineralized structure and flat zone. When the Crosby Mine opened in 1906, it processed 120 ounces of gold per day. It operated a 40-stamp amolotion mill until World War II. The Crosby group of claims are in the northeast corner of the Twin Peaks claims group.

From the mid-1920s to the mid-1930s, a prospector worked the Gloryhole claim, in the southwest quadrant of the Company's Twin Peaks claims group. The ore he mined ran over 8 ounces of gold per ton. In 1941 and 1942, the claim was yielding 2.6 ounces of gold per ton. At that time, the ore was shipped to the railhead at Hillside and by train to a smelter in El Paso, Texas.

In 1885, the Hayes Silver Mine opened. The deposit at the mine was so rich - over 300 ounces of gold and silver per ton - that the owners shipped the ore directly to England for smelting and refining. The Hayes claims group are part of the Company's Twin Peaks claims group.

Chocolate Mountain Region Claims in the Mesquite Mining District of Imperial County, California: There has been no commercial scale mining on any of the Company's claims in this region.

The present condition of the property, the work we have completed on the property, our proposed program of exploration and development, and the current state of exploration and development of the property.

Twin Peaks Mine Claims Group: The Company has completed limited exploration work on the property, including drilling 3,000 feet of core samples (in addition to 10,000 feet drilled by prior owners) and road improvements to repair and create dirt road accesses to the property. The Company relies on geological work of experts performed under prior ownership in support of our reports of the presence of gold, silver, uranium and other mineralization on the property. The Company is not conducting mineral extraction operations on this property at this time.

Chocolate Mountain Region Claims Groups in the Mesquite Mining District of Imperial County: The Company has performed very limited work on the property. The Company relies on geological work of experts performed under prior ownership in support of our reports of the presence of gold and silver on the property. There are no current mineral extraction operations on this property. The proposed program is exploratory in nature.

The physical condition of the plant and equipment and the source of power utilized with respect to each property.

At this time there are no physical plants on any of the Company's properties. The Company owns rights to water on the Santa Maria River which traverses the Twin Peaks Mine property. Power is available on properties adjacent to the Twin Peaks Mine and portable generators will be used as necessary. Power is also available on properties adjacent to our placer claims in California and portable generators will be used when necessary. There are capped wells on our California claims. We will supplement well water with trucked water as necessary.

Adequate roads exist to each of our claims groups. Some existing roads may need to be, repaired or extended.

At this time there are no physical plants on any of the Company's properties. The Company owns rights to water on the Santa Maria River which traverses the Twin Peaks Mine property. Power is available on properties adjacent to the Twin Peaks Mine and portable generators can be used as necessary. Power is also available on properties adjacent to our placer claims in California. There are natural wells located in several places on our California claims. We will supplement well water with trucked water as necessary.

A brief description of the rock formations and mineralization of existing or potential economic significance on the properties, including the identity of the principal metallic or other constituents.

In regards to the Twin Peaks Mine, past geologic valuations have indicated mineralized material on claims within the boundaries of the Twin Peaks on the Crosby claims, Hayes claims and Glory Hole claims as follows: 1,200,000 tons of ore at the Crosby with 0.118 ounces of gold per ton and 0.520 ounces of silver per ton; 1,200,000 tons of ore at the Hayes with 0.128 ounces of gold per ton and 0.960 ounces of silver per ton; 1,200,000 tons of ore at the Crosby with 0.258 ounces of gold per ton and 0.584 ounces of silver per ton;. The Company uses these reports in support of its determination that economically viable mineralization is present on the properties as stated in various historical reports.

According to past geologic valuations the Crosby claims are within an area of banded gray schist that is surrounded by light-colored granite and intruded by pegmatite, rhyolite-porhyry, and basic dikes. The vein strikes N10E, and dips 25 to 30 degrees E, and attains a width of up to 18 inches in the old workings. Rich ore from the oxidized zone shows brecciated quartz with abundant cellular limonite. The gold is usually found associated with the oxidized iron minerals. The Hayes and Glory Hole claims are geologically similar to the Crosby claims, and the gold is also found in association with the oxidized iron minerals. Several structural zones appear to control the mineralization within the claim group. It can be considered that an alignment of a structural trend exists, with a bearing of about N2OE between the Hayes Mine and the Crosby Mine, with the Swiss Belle Mine at midway along the trend. Another structural zone which is expressed by a dike and is reported to run from the Santa Maria River to the base of Hayes Peak, has an average bearing of about N53W. The Hayes Shaft was sunk within this dike. The dike probably passes slightly west of the Glory Hole Mine and then intersects a N2OE structural zone near the base of Hayes Peak. A sample taken at this intersection assayed 1.167 oz/ton gold and 66.37 oz/ton silver. The structural zones seem to influence wide areas adjacent to them, which is confirmed by the voluminous number of favorable assays and also by the Very Low Frequency Electromagnetic survey. Cut off grade valuations were not performed.

Chocolate Mountain Region Claims Groups in the Mesquite Mining District of Imperial County: A past geochemical sampling program has indicated mineralized material at the Goldstar placer claims; tonnage and grade valuations were not performed. The Company uses such reports in support of its determination that economically viable mineralization may be present on the properties as stated in various historical reports.

The phased nature of the exploration process, and the place in the process our current exploration activities occupy.

Phase 1 of the exploration process has been completed on a portion of the Hayes group of claims within the Twin Peaks mine. Phase I supplemented the previous exploration effort with additional geological, geochemical and geophysical surveys, drilling, excavations and road building. We also completed a scoping study. Phase I was designed to furnish pertinent data for the design of Phase II Mining Operation Plan.

In Phase II we intend to do further exploration on our property, and design and initiate a Test Production program on selected claims within the Twin Peaks claims group. This will include an electromagnetic flyover of the entire claim group and completion of a geochemical survey using the boundaries of individual claims to establish a base grid. This sample grid would be tightened in select areas. Simultaneously, the geology will be mapped in order to determine the overall extent of pathfinder mineralization for use in planning additional drilling, gaining a more detailed understanding of the potential of the entire site, and solidifying the mineral land position.

We will then commence with drilling and assaying in the areas previously targeted in prior geological reports. The drilling program will be designed to confirm the geology and mineralization in the target areas; a broad program is not necessary due to prior geological work. Extra samples will be retained for metallurgical testing on promising zones.

The results of testing the samples will allow us to plan the conceptual mine and milling plans, including flow-sheets that will be used in the feasibility study process along with the on-going economic and cost modeling evaluation of the project. Finally when the results have been evaluated we will begin the collection of the environmental data necessary for further exploration, completion of the feasibility study and mining.

We have received a Test Production plan and budget for the Chocolate Mountain Region Claims in the Mesquite Mining District of Imperial County from our Consulting Geologist, Quantum GeoConsultants, LLC, summarized as follows:

Test Production Program Budget and Plan

To start placer testing operations we must first purchase and modify a wash plant. The pad and setup of the wash plant is next.

The dirt access road from the Highway to the site (approximately 2 miles) must be reworked/repaired. We will also need a Front End Loader (“F.E.L.”) with Back-Hoe attachment. For excavating trenches, digging test pits and carrying alluvial material back to the wash plant for processing on a daily basis. It would be used for the duration of the test production program.

The sampling method is standard in geological exploration and is confined to dry arroyo drainages and rills. Grab samples taken outside of the dry river beds and rills will be by prospectors pick or regular pick and shovel. Instruments to be used will be a VLF unit, an EM unit, microscopes, spectrometer, GPS unit, possibly an I.R. unit, a magnetometer and miscellaneous sieves. A 10 or 12 kW generator set will independently power the night lights and camper unit. We need to determine if the present wells go down a minimum of 400 feet to reach adequate water supply to support test production wash plant. The estimated budget for this is up to $205,000 for a 12 week program.

We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

The cutoff grade will be determined as part of the feasibility study process.

We will follow QA/QC protocols provided by the Society for Mining, Metallurgy and Exploration Guidance on best practices for Exploration www.smenet.org.

Recent Initial Exploration and Exploitation

Although many companies and individuals are engaged in the mining business, including large established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease, or other acquisition in the United States and other areas where USCorp contemplates conducting its exploration and/or production activities. However, it has been determined by qualified geologists and mining companies that USCorp's Arizona properties have mineralization of a variety of precious and non-precious minerals. Historically, the specific geographic region in which USCorp intends to conduct its exploratory and mining activities has been the subject of various general samplings, which were performed by the State of Arizona, the United States Department of the Interior Bureau of Mines, and the United States Department of the Interior Bureau of Land Management.

The Company has relied upon a number of studies by companies that are not presently affiliated or associated with USCorp to determine the feasibility and valuation of USCorp's pursuit to develop the Mining Claims. These studies are comprised of several exploration techniques, such as geological and geophysical surveys, drilling, and excavations, in order to determine the economic potential, and subsequent exploration and mining , of the Claims. These different firms, have utilized varied means to calculate the potential of the exploration and development of the Twin Peaks Mine's Mining Claims.

Early Exploration Conducted and Valuations.

The Twin Peaks Mine: Past geological studies indicated that beginning in 1981 a geologist performed certain exploratory drillings in order to obtain samples of the contents from the Crosby Mine Site No. 6, located Yavapai County, Arizona (one of the claims in USMetals' Twin Peaks Mine). The geologist drilled 28 core drill holes on the Crosby Mine site. His report was based on 200-foot depth cores. This area was 18,519 cubic yards, or approximately 20,000 tons of mineralized material. The total area that was drilled was 1,500' x 600' x 200'. A total of 744 core samples were taken from the 6,000-foot of core hole drillings. The samples were assayed for gold and silver.

The results indicated the presence of mineralization of gold and silver. The core samples also revealed quartz monzonite porphyry formations throughout the area of sampling. The many faults located in this area were of considerable importance in controlling supergene enrichment; the largest quantity and highest grade of ore occurs when these faults intersect or are closely spaced. There was significant evidence of this enrichment recorded from the samples taken from the Crosby Mine site area. And, the gold and silver that was found is natural to the formations of the enrichment zone.

Recent Exploration and Samplings

Recent geological surveys, provided by International Energy and Resources, Inc., (IERI), one of USMetals' principal advisors have confirmed prior geological reports. It was verified that the Twin Peaks Mine is on a mineralized structure and flat zone with gold and silver carrying mineralization.

Historically, over 10,000 feet of core drillings were performed and over 1,500 fire assays were conducted. These assays showed an overall average of .14 ounces of gold per ton and .595 ounces of silver per ton, on one area covering 3 claims.

The geological, geophysical, and geochemical studies stated above were reviewed and evaluated by an independent mining, consulting, and geologic firmthat was engaged to evaluate the commercial feasibility of the claims. The report and economic study recommended the continuation of exploration and the start of production.

The geological justification for the exploration project at the Twin Peaks Mine is that numerous past geological studies have found gold and silver mineralization in economically viable quantities at various locations within the boundaries of the claims group. There are also areas within the claims group that contain uranium and areas containing complex ores.

The geological justification for the exploration project at the Chocolate Mountain Region claims is that there is visible gold in the ground and past geological studies have found gold and silver in economically viable quantities at various locations within the boundaries of the claims groups.

A breakdown of the exploration timetable and budget, including estimated amounts that will be required for each exploration activity.

The six month exploration timetable and budget for the Twin Peaks Mine is as follows:

The total cost is projected to be up to $2.4 million to complete a electromagnetic flyover, a comprehensive drilling program, road repair and extensions, design and building of a test mill of 50 to 1,000 tons per day capacity. The estimate of six month time period is an estimate of time need to perform tasks only and does not take into account delays for governmental review and approval of our mining plan.

The 12 week exploration timetable and budget for the Chocolate Mountain Region claims is as follows:

The total cost is projected to be up to $205,000 to complete an electromagnetic flyover, comprehensive road repair and extensions, design and purchase of a wash plant of 10 tons per hour capacity. The estimate of twelve week time period is an estimate of time needed to perform tasks only and does not take into account delays for governmental review and approval of our mining plan.

How the exploration program will be funded.

We are seeking funding via equity or debt financing in the form of private placements, working interest joint venture, and/or gold bullion loans in the United States, Europe and Asia. To date we have received the proceeds from a gold bullion loan in the amount of $635,000 as previously reported on form 8-K dated September 27, 2005.

Identification of who will be conducting any proposed exploration work, and a discussion of their qualifications.

To date the Company has contracted with International Energy and Resources, Inc., and Quantum GeoConsultants, LLC, for limited exploration and geological work on the Company's properties. Given adequate financing we intend to use additional qualified mining consultants and engineers subject to their availability and willingness and our need, but we have not contracted with any other vendors as of the date of this report. A summary of the qualifications of Quantum GeoConsultants, LLC and International Energy and Resources, Inc., a wholly owned subsidiary of US American Resources, Inc. follows:

Quantum GeoConsultants, LLC.
Edwin Arbar, Managing Partner: Bachelor Degree: Bioscience, Geoscience, Western State College, Colorado, U.S.A.

Certificates: Advanced Environmental Engineering: Mining industry waste and water pollution control and remediation. University of Concepcion, Concepcion, Chile.
Gemstone Certifications: Gemological Institute of America, Los Angeles, California. Certificates for Diamond Grading, Diamond Appraisal, and Colored Gemstones

Registered Environmental Assessor; State of California, Registered #REA-03167

SUMMARY OF EXPERIENCE: Retired from Fluor Mining and Metals division of Fluor Corporation as a Senior Manager after 40 years of project engineering and field management of domestic and international world class E.P.C.M. projects in the following categories: Geophysical exploration; Drilling/blasting; O/P and U/G mine development/production; Mass excavations; Crushing/conveyor systems; Ore processing plants; Heap leach pads; Open and closed circuit SX/EW units; Precious metal placer development and recovery systems; Tailings ponds; Toxic waste water treatment; Salt water conversion plants; Environmental assessment/remediation; Microwave/fiber optic communication systems; Crude oil refineries w/LNG facilities; Petrochemical plants; Power generation plants and hi-power transmission lines; Major oil, gas and mineral concentrates pipelines; Railroads and back-country air ports; Offshore oil/gas production platforms and marine pipelines; High-tech research and development centers; Diamond exploration and recovery systems.

METALS EXPLORATION/DEVELOPMENT CONSULTANT: August 2002 to present

Perform professional services as a member of a mining industry consulting group: Performing audits on technical and due diligence reports by conducting on-site studies and review of historical and new data including, but not limited to: Geological surveys; Geochemical tests; Geophysical surveys; 3-D aerial photo studies; Review satellite photos; Perform assays and/or verify historical assay test reports; Review core drilling logs and reports; Conduct/review laboratory tests and feasibility studies; Prepare/review pilot plant flow sheets and reports; Title search and review; Review/verify water rights and legal data; Review right-of-way easements; Review B.L.M. permits; Review E.I.R.'s and related data; Review status of fees/taxes paid for patented and un-patented mineral claims; Review safety, cost and schedules: for multi-national owners and/or investors based in the U.S.A., Canada, Argentina, Chile, Brazil, Bolivia, Peru, Alaska and Mexico.

International Energy and Resources, Inc., a wholly owned subsidiary of US American Resources, Inc., Sub-Contractors, Subsidiaries and Consultants include:

HILBRANDS AND WESTERN MINING COMPANY
Ted Hilbrands, and Arie Hilbrands, Owner Operators. Hilbrands and Western is an Arizona-based mining company with 30 years of experience in mining, drilling, and exploration. Expert witness for U.S. Mineral Surveyor, worked extensively on construction projects with the US Army Corps of Engineers. They have extensive knowledge in land survey, mine ownership and leaching, mill construction and management.

Specific Environmental Regulation.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to USMetals' ownership of a property. Insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available at a reasonable price to companies within the industry. To the extent USMetals is subject to environmental liabilities, the payment of such liabilities would reduce funds otherwise available to USMetals and could have a material adverse effect on USMetals. The Company does not believe that we have any significant risk exposure in this geographic region.

In the context of environmental compliance and permitting, including the approval of reclamation plans, USMetals must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted, constructed and operated and how stringently the regulations are implemented by the applicable regulatory authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that a company would not proceed with the development of a project or the operation or further development of a mine. Laws, regulations and regulatory policies involving the protection and remediation of the environment are constantly changing at all levels of government and are generally becoming more restrictive and the costs imposed on the development and operation of mineral properties are increasing as a result of such changes. USMetals has made, and expects to make in the future, significant expenditures to comply with such laws and regulations.

The Environmental Protection Agency (“EPA”) continues the development of a solid waste regulatory program specific to mining operations under the Resource Conservation and Recovery Act (“RCRA”). The difficulty is that many Federal laws duplicate existing state regulations.

Mining companies in the United States are also subject to regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) which regulates and establishes liability for the release of hazardous substances and (ii) the Endangered Species Act (“ESA”) which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats. Revisions to CERCLA and ESA are being considered by Congress; the impact on USMetals of these revisions is not clear at this time. Environmental laws and regulations enacted and adopted in the future may have a significant impact upon USMetals' future operations.

Reclamation plans which are approved by various environmental regulatory authorities are subject to on-going review and modification. Although USMetals' management believes that the reclamation plans developed and implemented for its mine sites are reasonable under current conditions, any future re-determination of reclamation conditions or requirements could significantly increase USMetals' costs of implementation of such plans.

Competition.

There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. USMetals will compete for promising gold exploration projects with other entities, many of which have greater financial and other resources than USMetals In addition, USMetals will compete with other firms in its efforts to obtain financing to explore and develop mineral properties including the claims its already owns. Further, the mining industry is typified by companies with significantly greater financial resources and market recognition than the Company. At present, The Company is not a significant factor within this industry.

Employees and Independent Contractors.

The Company currently has two employees.

The Company and its wholly owned subsidiaries have utilized three principal consultants/advisors: Boart Longyear Company, Quantum, GeoConsultants, LLC, under its managing partner, Edwin Arbar and International Energy and Resources, Inc. (IERI) which, in turn, employs subcontractors that perform work indirectly for the Company and its subsidiaries. These consultants assist the Company with limited exploration and geological work on the Company's properties. Given adequate financing we intend to use additional qualified mining consultants and engineers subject to their availability and willingness and our need, but we have not contracted with any other vendors as of the date of this report.

MANAGEMENT

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of June 23, 2006:

Directors hold office until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board of Directors.

Name	Age	Position Held
Robert Dultz	64	Chief Executive Officer, Acting Chief Financial Officer and Chairman
Larry Dietz	58	President, Secretary, Treasurer and Director

Carl W. O'Baugh	74	Director
Judith Ahrens	65	Director

Robert Dultz has been USCorp's Chairman and CEO since January 2002 and has a 25-year association with the Twin Peaks property and is a former owner of a portion of the claims which make up the Twin Peaks property. Mr. Dultz assumed the position of Acting Chief Financial Officer to fill the vacancy created by the resignation of Mr. Spencer Eubanks in June 2006. Mr. Dultz is a former Chairman and President of a prior corporate owner of the Twin Peaks claims and since 2000 has been a majority shareholder of corporate owners of the claims. Mr. Dultz has served on the boards of several publicly traded companies. Mr. Dultz spends in excess of 90% of his time working for USCorp.

Larry Dietz has been the Company's President and Director since January 2002, and has a 20-year association with the Twin peaks property and is former President of a prior corporate owner of the Twin Peaks claims. Mr. Dietz assumed the position of Secretary and Treasurer to fill the vacancy created by the resignation of Mr. Spencer Eubanks in June 2006. He served as President of Dietz and Associates, a mining consultancy, since 1982 and he is an expert in Arizona's geology. Mr. Dietz authored the Arizona Mineral Industry Location System, a database identifying all known mineral occurrences in the state. He is Registered Expert Witness with the Technical Advisory Services for Attorneys. Associate member of the Society of Mining Engineers of the American Institute of Mining, Metallurgical and Petroleum Engineers. Mr. Dietz currently works full time for PacificCare at the Arizona State Retirement System. He devotes less than 5% of his time to USCorp.

Carl W. O' Baugh has been an Independent Director of the Company since January 2002, and has a 20-year association with the Twin peaks property. Former Vice President of USCorp and Former President of a prior corporate owner of the Twin Peaks claims. Former President of Golconda Gems, Inc., a wholesale gem cutting, importing and distribution company with operations in the United States and Mexico. Extensive knowledge and experience of gems, minerals and metals. Mr. O'Baugh as been retired since 2000 and devotes less than 5% of his time to USCorp.

Judith Ahrens  has been an Independent Director of the Company since July 2003. Ms. Ahrens is a former lobbyist in Washington DC and has worked in public relations for National and State elected officials. Since 2000, Ms. Ahrens has worked full time for National Grants Conferences. She devotes less than 10% of her time to USCorp.

Family relationships.

There are no family relationships among the officers or directors.

Involvement in certain legal proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

Adoption of Code of Ethics.

On September 22, 2004 USCorp adopted a Code of Ethics for officers and directors of the Company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company during 2003, 2004 and 2005, to those persons who were employed during such year as (i) the chief executive officer and (ii) an executive (other than the chief executive officer) whose annual compensation exceeded $100,000.

Name and Principal		Annual
Position	Year	Compensation
Robert Dultz	2005	$0
Chairman, Chief Executive	2004	$0
Officer, Acting Chief Financial Officer

Larry Dietz	2005	$0
President, Secretary,	2004	$0
Treasurer and Director

_________________

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS:

BOARD OF DIRECTORS

During the year ended September 30, 2005, there were no formal meetings of the Company's Board of Directors. Other actions in 2005 were conducted by means of unanimous written consents.

DIRECTOR COMPENSATION

Directors who are also employees and/or officers of the Company do not receive any additional compensation in connection with their service on the Company's Board of Directors or committees of the Board of Directors. In addition, the Company currently does not have any specific compensation arrangement to pay non-employee Directors for service on the Company's Board of Directors although the Company anticipates that it may develop such a program in the future consisting of cash, stock, and/or a combination of cash and stock, to compensate non-employee Directors for attending meetings of the Board and/or committees of the Board in person and/or telephonically.

STOCK PLANS

The Company currently has not issued any options under its 2004 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Class A Common Stock as of June 21, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 21, 2006, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 34,056,461 shares of common stock outstanding.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	Percentage of Ownership

Common	Robert Dultz c/o USCorp, (1) 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	17,595,525	29.4%

Common	Dultz Family Trust, Robert Dultz Trustee (1) c/o USCorp, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	17,595,525	29.4%

Common	Larry Dietz c/o USCorp, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	51,000	*

Common	Spencer Eubank (2) c/o USCorp, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	446,250	1.31%

Common	Carl O'Baugh c/o USCorp, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	50,250	*

Common	Judith Ahrens c/o USCorp, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102	50,000	*

Common	Officers, Directors and Affiliates as a group (5 individuals)	18,193,025	53.4%

______________
* Represents less than 1%.

(1) Mr. Robert Dultz, our Chairman and Chief Executive Officer, is deemed to be the beneficial owner of (i) 7,595,525 shares of Class A Common Stock; and (ii) 10,000,000 shares of Class A Common Stock held by the Dultz Family Trust, a trust which Mr. Dultz is the Tustee.
(2) Mr. Spencer Eubanks resigned from the Company in June, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is provided office equipment and space by the Chief Executive Officer and majority shareholder at a cost to the Company of approximately $30,000 per year.

The Company has paid to Mr. Spencer Eubanks, the former Acting Chief Financial Officer, Secretary, Treasurer and a Director of the Company approximately $3,500 per month in consulting fees and expenses.

The Company has paid to Mr. Larry Dietz, President, Secretary, Treasurer and a Director, and a Director of the Company approximately $500 per month in consulting fees and expenses.

DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 550,000,000 shares of class A common stock, par value of $0.01 per share, of which 34,056,461 are issued and outstanding as of June 21, 2006; 10,000,000 shares of Series A Preferred Stock authorized with no shares issued or outstanding as of June 21, 2006; 50,000,000 shares of Series B Preferred Stock of which 155,000 shares issued and outstanding as of June 21, 2006. Further, the Company has authorized 250,000,000 shares of non-voting Class B Common Shares, $0.001 par value per share, of which 5,000,000 are issued and outstanding as of June 21, 2006. The holders of shares of our class A common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our Class A Common Stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

TRANSFER AGENT

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are10,899,845 shares of our class A common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 21,846,171 shares of our class A common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING SECURITYHOLDER

We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling securityholder has held any position or office with us, nor are any of the selling securityholder associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

Dutchess Private Equities Fund, LP (2)	116,300,000	116,300,000	0

____________

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund II, LP.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On May 12, 2006, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, LP (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company’s Stock over the course of thirty six (36) months (“Line Period”), after a registration statement has been declared effective (“Effective Date”). The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to, at the Company’s election, either 1) $250,000 or 2) 200% of the averaged daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-five percent (95%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as seventy-five percent (75%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In addition, the Company is obligated to issue and deliver its shares of common stock within seven (7) trading days following a Put Notice Date. In the event that the Company does not issue and deliver any such shares, the Company is obligated to make late payments to Dutchess in an amount equal to $100 for each day late up to ten (10) days and then $1,000 plus $200 for each business day late beyond ten (10) days. Moreover, if by the third (3rd) business day after the Closing Date, the Company fails to deliver any portion of the shares of the Put to Dutchess (the "Put Shares Due") and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company (the "Open Market Share Purchase"), then the Company shall pay to Dutchess, in addition to any other amounts due to Dutchess pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount, which is an amount equal to the excess, if any, of (x) Dutchess's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the Put Shares Due.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred and twenty (120) days after the filing of this registration statement. In the event that the Company is deemed to be in default under its registration obligations as provided in the Registration Agreement, the Company shall be obligated to pay liquidated damages, that is not deemed to constitute a penalty, in an amount not to exceed the maximum amount permitted under any applicable law.

PLAN OF DISTRIBUTION

The selling securityholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales after this registration statement becomes effective;

• broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

• through the writing of options on the shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling securityholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.  The selling securityholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholder. The selling securityholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholder use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholder.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of USCorp as of and for the period from September 30, 2005 to September 30, 2004, appearing in this prospectus have been audited by Donahue Associates, LLC, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

USCORP FINANCIALS
TABLE OF CONTENTS

For the Quarter Ended March 31, 2006
Independent Auditor’s Report	F-2
Consolidated Balance Sheet as of March 31, 2006 and September 30, 2005 (unaudited)	F-3
Consolidated Statements of Operations for the Six Months & Quarter Ended March 31, 2006 and March 31, 2005 and from Inception, May 1989 through March 31, 2006 (unaudited)	F-4

Consolidated Statements of Cash Flows for the Six Months Ended March 31, 2006 and March 31, 2005 and from Inception, May 1989 through March 31, 2006 As Restated (unaudited)	F-5
Consolidated Statements of Changes in Shareholders' Equity from Inception, May 1989 through March 31, 2006 as restated	F-6
Notes to Consolidated Financial Statements (unaudited)	F-10

For the Year Ended September 30, 2005

DONAHUE ASSOCIATES, LLC
Certified Public Accountants

27 Beach Road Suite CO5A
Monmouth Beach, NJ 07750
Tel. 732-229-7723

May 11, 2006

The Shareholders
USCorp

We have compiled the accompanying financial statements of USCorp for the quarters ending March 31, 2006 and March 31, 2005. These financial statements have been prepared in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statement information that is the representation of management. Our compilation in accordance with reviewing standards generally accepted by the Public Company Accounting Oversight Board in the United States of America. We have not audited or reviewed any of the projections, assumptions, or estimates used in compiling the projected financial statements and, accordingly, do not express an opinion or any form of assurance on them.

/s/: Donahue Associates LLC Monmouth Beach, NJ May 11, 2006

USCorp.
(an Exploration Stage Company)
Consolidated Balance Sheet
As of March 31, 2006 and September 30, 2005

	Unaudited
ASSETS	31-Mar-06	30-Sep-05

Current assets:
Cash	$302,778	$627,372

Total current assets	302,778	627,372

Other assets:
Equipment- net	4,014	4,006

Total assets	$306,792	$631,378

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$52,121	$52,121
Total current liabilities	52,121	52,121

Note payable- shareholder	790,625	651,429
Advances payable shareholders	0	135,606

Shareholders' equity:
Series A preferred stock, one share convertible to eight shares of common;
10% stated dividend, stated value $0.50, 10,000,000 shares authorized,
no shares outstanding	0	0
Series B preferred stock, one share convertible to two shares of common;
10% cumulative stated dividend, stated value $0.50, 50,000,000 shares authorized,
155,000 shares outstanding	70,165	70,165
Common stock- $.01 par value, authorized 300,000,000 shares, issued and outstanding, 32,921,431 shares at September 30, 2005
and 34,056,459 at March 31, 2006	340,564	329,214
Additional paid in capital	7,206,433	7,115,633
Accumulated deficit	(8,153,116)	(7,722,790)
Total shareholders' equity	(606,119)	(277,943)

Total Liabilities & Shareholders' Equity	$306,792	$631,378

See the accompanying notes to the consolidated financial statements.

USCorp.
(an Exploration Stage Company)
Unaudited Consolidated Statements of Operations
For the Six Months & Quarter Ended March 31, 2006 and March 31, 2005
and from Inception, May 1989 through March 31, 2006

	6 Months 31-Mar-06	6 Months 31-Mar-05	3 Months 31-Mar-06	3 Months 31-Mar-05	Inception to Date

General and administrative expenses:
Consulting	$136,229	$54,189	$46,367	$13,481	$3,262,738
Administration	136,934	79,624	108,870	79,624	3,571,977
License expense	590	45	590	(5,835)	131,899
Professional fees	14,334	6,830	3,884	(81,482)	400,461
Total general & administrative expenses	288,087	140,688	159,711	5,788	7,367,075

Net loss from operations	(288,087)	(140,688)	(159,711)	(5,788)	(7,367,075)

Other income (expenses):
Interest expense	(31,639)	(2,394)	(14,904)	(2,394)	(47,526)
Loss on unhedged underlying	(110,600)	0	(71,071)	0	(125,896)
Loss on mining claim	0	0	0	0	(600,000)

Net loss before provision for income taxes	(430,326)	(143,082)	(245,686)	(8,182)	(8,140,497)

Provision for income taxes	0	0	0	0	0

Net loss before extraordinary item	(430,326)	(143,082)	(245,686)	(8,182)	(8,140,497)

Extraordinary item:
Loss on early extinguishment of debt (net of tax)	0	(24,000)	0	0	(12,619)

Net loss	($430,326)	($167,082)	($245,686)	($8,182)	($8,153,116)

Basic & fully diluted net loss per common share	($0.01)	($0.01)	($0.01)	($0.00)

Weighted average of common shares outstanding:
Basic & fully diluted	33,704,831	29,827,647	33,904,776	30,113,034

See the accompanying notes to the consolidated financial statements.

USCorp.
(an Exploration Stage Company)
Unaudited Consolidated Statements of Cash Flows
For the Six Months Ended March 31, 2006 and March 31, 2005
and from Inception, May 1989 through March 31, 2006

	31-Mar-06	31-Mar-05	Inception to Date

Operating Activities:
Net loss	($430,326)	($167,082)	($8,153,116)
Adjustments to reconcile net income items
not requiring the use of cash:
Loss on sale of mining claim	0	0	600,000
Consulting fees	102,150	64,200	2,408,642
Depreciation expense	996	893	3,571
Interest expense	28,596	2,394	44,483
Impairment expense	0	0	2,449,466
Loss on early extinguishment of debt (net of tax)	0	24,000	12,619
Loss on unhedged underlying	110,600	0	125,896
Changes in other operating assets and liabilities :	0
Accounts payable and accrued expenses	0	(32,499)	(297,963)
Net cash used by operations	(187,984)	(108,094)	(2,806,402)

Investing activities:
Purchase of office equipment	(1,004)	(3,581)	(7,585)
Net cash used by investing activities	(1,004)	(3,581)	(7,585)

Financing activities:
Issuance of common stock	0	48,000	2,138,356
Issuance of preferred stock	0	27,843	20,508
Issuance of note payable to shareholder	0	0	635,663
Subscriptions received	0	0	55,175
Placement fees	0	(5,518)	(1,750)
Advances received (paid) shareholder	(135,606)	29,433	37,269
Capital contributed by shareholders	0	0	231,544
Net cash provided by financing activities	(135,606)	99,758	3,116,765

Net increase (decrease) in cash during the fiscal year	(324,594)	(11,917)	302,778

Cash balance at beginning of the fiscal year	627,372	16,781	0

Cash balance at end of the current quarter	$302,778	$4,864	$302,778

Supplemental disclosures of cash flow information:
Interest paid during the fiscal year	$0	$0	$0
Income taxes paid during the fiscal year	$0	$0	$0

See the accompanying notes to the consolidated financial statements.

USCorp.
(an Exploration Stage Company)
Statement of Consolidated Changes in Shareholders’ Equity
From Inception, May 1989 to March 31, 2006
As Restated

	Common Shares	Common Par Value	Paid in Capital	Accumulated Deficit	Total	Stock Price *

Inception	0	$0	$0	$0	$0

Issuance of common stock	84,688	847	1,185,153		1,186,000	$0.07

Net income fiscal 1990				520,000	520,000

Balance at September 30, 1990-unaudited	84,688	847	1,185,153	520,000	1,706,000

Net income fiscal 1991				1,108,000	1,108,000

Balance at September 30, 1991-unaudited	84,688	847	1,185,153	1,628,000	2,814,000

Issuance of common stock	472	5	32,411		32,416	$0.22

Net income fiscal 1992				466,000	466,000

Balance at September 30, 1992-unaudited	85,160	852	1,217,564	2,094,000	3,312,416

Net loss fiscal 1993				(3,116,767)	(3,116,767)

Balance at September 30, 1993-unaudited	85,160	852	1,217,564	(1,022,767)	195,649

Net loss fiscal 1994				(63,388)	(63,388)

Balance at September 30, 1994-unaudited	85,160	852	1,217,564	(1,086,155)	132,261

Net income fiscal 1995				(132,261)	(132,261)

Balance at September 30, 1995-unaudited	85,160	852	1,217,564	(1,218,416)	0

Net loss fiscal 1996				0	0

Balance at September 30, 1996-unaudited	85,160	852	1,217,564	(1,218,416)	0

See the accompanying notes to the consolidated financial statements
*Adjusted for stock splits

USCorp.
(an Exploration Stage Company)
Statement of Consolidated Changes in Shareholders’ Equity
From Inception, May 1989 to March 31, 2006
As Restated
(Continued)

	Common Shares	Common Par Value	Paid in Capital	Accumulated Deficit	Total	Stock Price *

Stock issued for mining claim	150,000	1,500	598,500		600,000	$0.20

Issuance of common stock	50,000	500	59,874		60,374	$0.06

Stock issued for services	14,878	149	29,608		29,757	$0.10

Net loss fiscal 1997				(90,131)	(90,131)

Balance at September 30, 1997-unaudited	300,038	3,001	1,905,546	(1,308,547)	600,000

Capital contributed by shareholder			58,668		58,668

Net loss fiscal 1998				(58,668)	(58,668)

Balance at September 30, 1998-unaudited	300,038	3,001	1,964,214	(1,367,215)	600,000

Capital contributed by shareholder			28,654		28,654

Net income fiscal 1999				(26,705)	(26,705)

Balance at September 30, 1999-unaudited	300,038	3,001	1,992,868	(1,393,920)	601,949

Capital contributed by shareholder			22,750		22,750

Net loss fiscal 2000				(624,699)	(624,699)

Balance at September 30, 2000-unaudited	300,038	3,001	2,015,618	(2,018,619)	0

See the accompanying notes to the consolidated financial statements

*Adjusted for stock splits

USCorp.
(an Exploration Stage Company)
Statement of Consolidated Changes in Shareholders’ Equity
From Inception, May 1989 to March 31, 2006
As Restated
(Continued)

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Issuance of common stock	103,535	1,035	611,943		612,978	$0.15

Issued stock for compensation	50,000	500	19,571		20,071	$0.04

Capital contributed by shareholder			21,719		21,719

Net loss fiscal 2001				(654,768)	(654,768)

Balance at September 30, 2001-unaudited	453,573	4,536	2,668,851	(2,673,387)	0

Issued stock to purchase mining claim	24,200,000	242,000	2,207,466		2,449,466	$0.10

Issued shares to employees	267,500	2,675	(2,675)		0	$0.00

Capital contributed by shareholders			143,480		143,480

Net loss for the fiscal year				(2,591,671)	(2,591,671)

Balance at September 30, 2002-unaudited	24,921,073	249,211	5,017,122	(5,265,058)	1,275

Issued stock for services	872,000	8,720	264,064		272,784	$0.31

Beneficial conversion feature			3,767		3,767

Capital contributed by shareholders			81,472		81,472

Net loss for the fiscal year				(865,287)	(865,287)

Balance at September 30, 2003	25,793,073	257,931	5,366,425	(6,130,345)	(505,989)

See the accompanying notes to the consolidated financial statements

*Adjusted for stock splits

USCorp.
(an Exploration Stage Company)
Statement of Consolidated Changes in Shareholders’ Equity
From Inception, May 1989 to March 31, 2006
As Restated
(Continued)

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Issuance of common stock	550,000	5,500	206,500		212,000	$0.39

Issued stock to pay bills	1,069,945	10,699	460,077		470,776	$0.44

Issued stock for services	2,118,441	21,184	652,714		673,898	$0.32

Net loss for the fiscal year				(964,108)	(964,108)

Balance at September 30, 2004	29,531,459	$295,314	$6,685,716	($7,094,453)	($113,423)

Issuance of common stock	150,000	1,500	46,500		48,000	$0.32

Issued stock for services	2,840,000	28,400	331,600		360,000	$0.13

Issued stock to pay debt	400,000	4,000	50,000		54,000	$0.14

Issuance of warrants			1,817		1,817

Net loss for the fiscal year				(628,337)	(628,337)

Balance at September 30, 2005	32,921,459	329,214	7,115,633	(7,722,790)	(277,943)

Issued stock for services	1,135,000	11,350	90,800		102,150	$0.09

Net loss for the period				(430,326)	(430,326)

Balance at March 31, 2006	34,056,459	$340,564	$7,206,433	($8,153,116)	($606,119)

See the accompanying notes to the consolidated financial statements

*Adjusted for stock splits

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

1.	Organization of the Company and Significant Accounting Principles

USCorp. (the “Company”) is a publicly held corporation formed in May 1989 in the state of Nevada as The Movie Greats Network, Inc. In August 1992, the Company changed its name to The Program Entertainment Group, Inc. In August 1997, the Company changed its name to Santa Maria Resources, Inc. In September 2000, the Company changed its name to Fantasticon, Inc. and in January 2002 the Company changed its name to US Corp.

In April 2002 the Company acquired US Metals, Inc. (“USMetals”), a Nevada corporation, by issuing 24,200,000 shares of Company common stock. US Metals became a wholly owned subsidiary of the Company.

The Company, through its wholly-owned subsidiary, USMetals, owns 141 Lode Mining Claims in the Eureka Mining District of Yavapai County, Arizona, called the Twin Peaks Mine; and through its wholly-owned, subsidiary Southwest Resource Development, Inc., owns 8 Lode and 21 Placer Claims in the Mesquite Mining District of Imperial County, California, which the Company refers to as the Chocolate Mountain Region Claims, and 1 Placer and 1 Lode claim which the Company refers to as the Kingman Area Claims, near Kingman, Arizona. As announced by the Company on May 5, 2006, based on the exploration and test results, the Company has determined that it is not economically viable to pursue exploration or development of this property any longer. Accordingly, due to certain conditions of the acquisition not being met, title to the claims has reverted back to prior claim holder.

The Company has no business operations to date.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the period they include. Actual results may differ from these estimates.

Cash and interest bearing deposits- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with an original maturity of three months or less.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

1.	Organization of the Company and Significant Accounting Principles (Cont.)

Shareholder Loans Payable- The Company applies Emerging Issues Task Force (EITF) No. 98-5, Accounting for Convertible Debt Issued with Beneficial Conversion Features. EITF No. 98-5 requires that a beneficial conversion feature be recognized upon the issuance of the debt with a favorable conversion feature, and the resultant debt discount be amortized to interest expense during the period from the date of issuance to the date the securities become convertible.

Property and Equipment- Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset, which is estimated at three years.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Mineral Properties- The Company is an exploration stage company. Costs incurred to acquire mineral interest in properties, to drill and equip exploratory sites within the claims groups are expensed to the Statement of Operations. Costs to conduct exploration and assay work that does not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved sites are expensed to the statement of operations. Potential mineral properties are periodically assessed for impairment of value and a loss will be recognized at the time of impairment.

Revenue Recognition- Mineral sales will result from undivided interests held by the Company in mineral properties. Sales of minerals will be recognized when delivered to be picked up by the purchaser. Mineral sales from marketing activities will result from sales by the Company of minerals produced by the Company (or affiliated entities) and will be recognized when delivered to purchasers. Mining revenues generated from the Company’s day rate contracts, included in mine services revenue, will be recognized as services are performed or delivered.

Exploration Stage Company- the Company has had no operations or revenues since its inception and therefore qualifies for treatment as an Exploration Stage company as per Statement of Financial Accounting Standards (SFAS) No. 7. As per SFAS No.7, financial transactions are accounted for as per generally accepted accounting principles. Costs incurred during the development stage are accumulated in “losses accumulated during the development stage” and are reported in the Stockholders’ Equity section of the balance sheet.

2.	Going Concern

The accompanying consolidated financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern. However, the Company has incurred significant losses since its inception and has no business operations and continues to rely on the issuance of shares to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

2. Going Concern (Cont.)
- Raise capital to complete the Company’s mining plan of operations.
- Complete exploration and drilling on claims of the Twin Peaks Mine in the Eureka Mining District of Arizona and Chocolate Mountain Region Claims in the Mesquite Mining District of California.
- Complete testing, reports and feasibility studies on the Twin Peaks Mine in the Eureka Mining District of Arizona and Chocolate Mountain Region Claims in the Mesquite Mining District of California; and
- Bring the Twin Peaks Mine in the Eureka Mining District of Arizona and Chocolate Mountain Region Claims in the Mesquite Mining District of California to full-scale commercial mining.

3. Net Loss per Share

The Company applies SFAS No. 128, “Earnings per Share” to calculate loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years, adjusted for the financial instruments outstanding that are convertible into common stock during the years. At March 31, 2006, there were 155,000 shares of preferred stock and 155,000 preferred warrants convertible into that were convertible into 620,000 shares of common stock, however these financial instruments have been excluded from the calculation of loss per share because their inclusion would be anti-dilutive.

Loss per share has been calculated as follows:

	31-Mar-06	31-Mar-05
Net loss before cumulative preferred dividend	($430,326)	($167,082)
Cumulative dividend preferred	(9,342)	0
Net loss	($439,668)	($167,082)
Weighted average	33,704,831	29,827,647
Basic & fully diluted net loss per common share	($0.01)	($0.01)

4. Related Party Transactions

During the six months ended March 31, 2006 and March 31, 2005, the Company was provided office space by the chief executive officer and majority shareholder.

During the six months ended March 31 2006, the Company repaid $135,606 of advances from a shareholder. The Company imputed interest of 9% on the outstanding advance balance based on the Company’s current borrowing rate, and recorded interest of $3,043 in the statement of operations.

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

4. Related Part Transactions (Cont.)
In September 2005, the Company issued a promissory note to a shareholder and received proceeds of $635,663. The note requires the Company to pay the shareholder 1,634 ounces of Gold Bullion (.999 pure) in September 2007. The note is unsecured and carries interest of 9%. As a result of the transaction, the Company recorded interest expense of $28,596 and a loss on the underlying derivative gold contract of $110,600 in the statement of operations for the six months ended March 31, 2006.

5. Gold Bullion Promissory Note

In September 2005, the Company issued a promissory note to a shareholder and received proceeds of $635,663. The note requires the Company to pay the shareholder 1,634 ounces of Gold Bullion (.999 pure) in September 2007. As a result of the transaction, the Company recorded interest expense of $28,596 and a loss on the underlying derivative gold contract of $110,600 in the statement of operations for the first six months of fiscal year 2006. The loss on the underlying derivative gold contract has been calculated as follows.

Carrying value of loan	$664,729
Fair value of loan	790,625
Life to date loss on unhedged underlying derivative	$125,896

6. Property and Equipment

A summary of equipment is as follows:

	31-Mar-06	30-Sep-05
Office equipment	$7,585	$6,581
Accumulated depreciation	(3,571)	(2,575)
Net property & equipment	$4,014	$4,006

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

7. Issuances of Common stock

During the first six months of fiscal year 2006, the Company issued 1,135,000 shares of common stock valued at $.09 per share for a total value of $102,150: 835,000 shares of common stock to consultants for services, 300,000 shares were issued to the former owners of the Chocolate Mountain Region Claims in exchange for waiving any time limit to develop the property.

Subsequent to March 31, 2006, the Company has issued to a European fund 5,000,000 Class B non-voting Common Shares of a 25,000,000 share commitment of a 250,000,000 share private placement under Regulation S. Under Regulation S these shares will trade outside of the United States. The European fund has listed these shares on the Open Market (Freiverkehr) of the Frankfurt Exchange in Germany. The Company expects to receive 0.068 Euros per share upon consummation of the private placement.

8. Warrants Outstanding

At March 31, 2006, common stock warrants outstanding were comprised as follows:

	Amount	Wgtd Avg Exercise Price	Wgtd Years to Maturity
Outstanding at September 30, 2005	155,000
Issued	0
Outstanding at March 31, 2006	155,000	$0.50	0.79

USCorp.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements
For the Six Months Ended March 31, 2006 and March 31, 2005

9. Income Tax Provision

Provision for income taxes is comprised of the following:
	31-Mar-06	31-Mar-05
Net loss before provision for income taxes	($288,087)	($140,688)
Current tax expense:
Federal	$0	$0
State	0	0
Total	$0	$0
Less deferred tax benefit:
Timing differences	(2,228,159)	(1,539,566)
Allowance for recoverability	2,228,159	1,539,566
Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%
Effective rate	0%	0%

Deferred income taxes are comprised of the following:

Timing differences	$2,228,159	$1,539,566
Allowance for recoverability	(2,228,159)	(1,539,566)
Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences begin to expire in fiscal year 2010 and may not be recoverable upon the purchase of the Company under current IRS statutes.

10. Subsequent Events

On April 21, 2006 USCorp increased the number authorized common class A shares from 300,000,000 to 550,000,000 shares by amendment to the articles of incorporation.

As announced by the Company on May 5, 2006, based on the exploration and test results, the Company has determined that it is not economically viable to pursue exploration or development of the Kingman Area Tailings any longer. Accordingly, due to certain conditions of the acquisition not being met, title to the claims has reverted back to prior claim holder.

DONAHUE ASSOCIATES, LLC
Certified Public Accountants
27 Beach Road Suite CO5A
Monmouth Beach, NJ 07750
Tel. 732-229-7723

Independent Auditor’s Report

The Shareholders
USCorp
(an Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of USCorp. as of September 30, 2005 and September 30, 2004 and the related consolidated statements of operations and consolidated statements of changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USCorp. as of September 30, 2005 and September 30, 2004 and the related consolidated statements of operations and consolidated statement of changes in shareholders’ equity and cash flows for the years then ended then ended in conformity with generally accepted accounting principles generally accepted in the United States of America.

As more fully discussed in Note 2 to the consolidated financial statements, there are significant matters concerning the Company that raise substantial doubt as to the ability of the Company to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of recorded liabilities that might be necessary in the event that the Company cannot continue in existence.

Monmouth Beach, New Jersey
December 1, 2005

USCorp
(an Exploration Stage Company)
  Consolidated Balance Sheet
 As of September 30, 2005 and September 30, 2004

		As Restated
ASSETS	30-Sep-05	30-Sep-04

Current assets:
Cash	$627,372	$16,781

Total current assets	627,372	16,781

Other assets:
Equipment- net	4,006	2,417

Total assets	$631,378	$19,198

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$52,121	$42,964
Note payable to shareholder	0	40,000
Subscriptions payable-net	0	49,657

Total current liabilities	52,121	132,621

Note payable- shareholder	651,429	0
Advances payable shareholders	135,606	0

Shareholders' equity:
Series A preferred stock, one share convertible to eight shares of common;
10% stated dividend, stated value $0.50, 10,000,000 shares authorized,
no shares outstanding	0	0
Series B preferred stock, one share convertible to two shares of common;
10% cumulative stated dividend, stated value $0.50, 50,000,000 shares authorized,
155,000 shares outstanding	70,165	0
Common stock- $.01 par value, authorized 300,000,000 shares, issued and outstanding, 29,531,459 shares at September 30, 2004
and 32,921,431 at September 30, 2005	329,214	295,314
Additional paid in capital	7,115,633	6,685,716
Accumulated deficit	(7,722,790)	(7,094,453)
Total shareholders' equity	(277,943)	(113,423)

Total Liabilities & Shareholders' Equity	$631,378	$19,198

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statements of Operations
 For the Years Ended September 30, 2005 and September 30, 2004
and from Inception, May 1989 through September 30, 2005

			As Restated
			Inception
	30-Sep-05	30-Sep-04	to Date
General and administrative expenses:
Consulting	$373,720	$730,657	$3,126,509
Administration	145,464	149,048	3,435,043
License expense	21,777	26,289	131,309
Professional fees	51,508	50,180	386,127
Total general & administrative expenses	592,469	956,174	7,078,988

Net loss from operations	(592,469)	(956,174)	(7,078,988)

Other income (expenses):
Interest expense	(7,953)	(7,934)	(15,887)
Loss on unhedged underlying	(15,296)	0	(15,296)
Loss on mining claim	0	0	(600,000)

Net loss before provision for income taxes	(615,718)	(964,108)	(7,710,171)

Provision for income taxes	0	0	0

Net loss before extraordinary item	(615,718)	(964,108)	(7,710,171)

Extraordinary item:
Loss on early extinguishment of debt (net of tax)	(12,619)	0	(12,619)

Net loss	($628,337)	($964,108)	($7,722,790)

Basic & fully diluted net loss per common share	($0.02)	($0.04)

Weighted average of common shares outstanding:
Basic & fully diluted	31,082,723	27,352,907

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statements of Cash Flows
 For the Years Ended September 30, 2005 and September 30, 2004
and from Inception, May 1989 through September 30, 2005

			As Restated
			Inception
	30-Sep-05	30-Sep-04	to Date
Operating Activities:
Net loss	($628,337)	($964,108)	($7,722,790)
Adjustments to reconcile net income items
not requiring the use of cash:
Loss on sale of mining claim	0	0	600,000
Consulting fees	360,000	673,898	2,306,492
Depreciation expense	1,992	583	2,575
Interest expense	7,953	7,934	15,887
Impairment expense	0	0	2,449,466
Loss on early extinguishment of debt (net of tax)	12,619	0	12,619
Loss on unhedged underlying	15,296	0	15,296
Changes in other operating assets and liabilities :
Accounts payable and accrued expenses	5,786	(19,738)	(297,963)
Net cash used by operations	(224,691)	(301,431)	(2,618,418)

Investing activities:
Purchase of office equipment	(3,581)	(3,000)	(6,581)
Net cash used by investing activities	(3,581)	(3,000)	(6,581)

Financing activities:
Issuance of common stock	49,817	212,000	2,138,356
Issuance of preferred stock	20,508	0	20,508
Issuance of note payable to shareholder	635,663	0	635,663
Subscriptions received	0	55,175	55,175
Placement fees	0	(5,518)	(1,750)
Advances from shareholders	132,875	0	172,875
Capital contributed by shareholders	0	0	231,544
Net cash provided by financing activities	838,863	261,657	3,252,371

Net increase (decrease) in cash during the fiscal year	610,591	(42,774)	627,372

Cash balance at beginning of the fiscal year	16,781	59,555	0

Cash balance at end of the fiscal year	$627,372	$16,781	$627,372

Supplemental disclosures of cash flow information:
Interest paid during the fiscal year	$0	$0	$0
Income taxes paid during the fiscal year	$0	$0	$0

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statement of Changes in Shareholders Equity
 From Inception, May 1989 to September 30, 2005
As Restated

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Inception	0	$0	$0	$0	$0

Issuance of common stock	84,688	847	1,185,153		1,186,000	$0.07

Net income fiscal 1990				520,000	520,000

Balance at September 30, 1990-unaudited	84,688	847	1,185,153	520,000	1,706,000

Net income fiscal 1991				1,108,000	1,108,000

Balance at September 30, 1991-unaudited	84,688	847	1,185,153	1,628,000	2,814,000

Issuance of common stock	472	5	32,411		32,416	$0.22

Net income fiscal 1992				466,000	466,000

Balance at September 30, 1992-unaudited	85,160	852	1,217,564	2,094,000	3,312,416

Net loss fiscal 1993				(3,116,767)	(3,116,767)

Balance at September 30, 1993-unaudited	85,160	852	1,217,564	(1,022,767)	195,649

Net loss fiscal 1994				(63,388)	(63,388)

Balance at September 30, 1994-unaudited	85,160	852	1,217,564	(1,086,155)	132,261

Net income fiscal 1995				(132,261)	(132,261)

Balance at September 30, 1995-unaudited	85,160	852	1,217,564	(1,218,416)	0

Net loss fiscal 1996				0	0

Balance at September 30, 1996-unaudited	85,160	852	1,217,564	(1,218,416)	0

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statement of Changes in Shareholders' Equity
 From Inception, May 1989 to September 30, 2005
As Restated
(Continued)

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Stock issued for mining claim	150,000	1,500	598,500		600,000	$0.20

Issuance of common stock	50,000	500	59,874		60,374	$0.06

Stock issued for services	14,878	149	29,608		29,757	$0.10

Net loss fiscal 1997				(90,131)	(90,131)

Balance at September 30, 1997-unaudited	300,038	3,001	1,905,546	(1,308,547)	600,000

Capital contributed by shareholder			58,668		58,668

Net loss fiscal 1998				(58,668)	(58,668)

Balance at September 30, 1998-unaudited	300,038	3,001	1,964,214	(1,367,215)	600,000

Capital contributed by shareholder			28,654		28,654

Net income fiscal 1999				(26,705)	(26,705)

Balance at September 30, 1999-unaudited	300,038	3,001	1,992,868	(1,393,920)	601,949

Capital contributed by shareholder			22,750		22,750

Net loss fiscal 2000				(624,699)	(624,699)

Balance at September 30, 2000-unaudited	300,038	3,001	2,015,618	(2,018,619)	0

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statement of Changes in Shareholders' Equity
 From Inception, May 1989 to September 30, 2005
As Restated
(Continued)

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Issuance of common stock	103,535	1,035	611,943		612,978	$0.15

Issued stock for compensation	50,000	500	19,571		20,071	$0.04

Capital contributed by shareholder			21,719		21,719

Net loss fiscal 2001				(654,768)	(654,768)

Balance at September 30, 2001-unaudited	453,573	4,536	2,668,851	(2,673,387)	0

Issued stock to purchase mining claim	24,200,000	242,000	2,207,466		2,449,466	$0.10

Issued shares to employees	267,500	2,675	(2,675)		0	$0.00

Capital contributed by shareholders			143,480		143,480

Net loss for the fiscal year				(2,591,671)	(2,591,671)

Balance at September 30, 2002-unaudited	24,921,073	249,211	5,017,122	(5,265,058)	1,275

Issued stock for services	872,000	8,720	264,064		272,784	$0.31

Beneficial conversion feature			3,767		3,767

Capital contributed by shareholders			81,472		81,472

Net loss for the fiscal year				(865,287)	(865,287)

Balance at September 30, 2003	25,793,073	257,931	5,366,425	(6,130,345)	(505,989)

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Statement of Changes in Shareholders' Equity
 From Inception, May 1989 to September 30, 2005
As Restated
(Continued)

	Common	Common	Paid in	Accumulated		Stock
	Shares	Par Value	Capital	Deficit	Total	Price *

Issuance of common stock	550,000	5,500	206,500		212,000	$0.39

Issued stock to pay bills	1,069,945	10,699	460,077		470,776	$0.44

Issued stock for services	2,118,441	21,184	652,714		673,898	$0.32

Net loss for the fiscal year				(964,108)	(964,108)

Balance at September 30, 2004	29,531,459	$295,314	$6,685,716	($7,094,453)	($113,423)

Issuance of common stock	150,000	1,500	46,500		48,000	$0.32

Issued stock for services	2,840,000	28,400	331,600		360,000	$0.13

Issued stock to pay debt	400,000	4,000	50,000		54,000	$0.14

Issuance of warrants			1,817		1,817

Net loss for the fiscal year				(628,337)	(628,337)

Balance at September 30, 2005	32,921,459	$329,214	$7,115,633	($7,722,790)	($277,943)

*- Price adjusted for splits.

See the notes to the Consolidated financial statements.

USCorp
(an Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2005 and September 30, 2004

1.	Organization of the Company and Significant Accounting Principles

USCorp (the “Company”) is a publicly held corporation formed in May 1989 in the state of Nevada as The Movie Greats Network, Inc. In August 1992, the Company changed its name to The Program Entertainment Group, Inc. In August 1997 the Company changed its name to Santa Maria Resources, Inc. In September 2000 the Company changed its name to Fantasticon, Inc. and in January 2002 the Company changed its name to US Corp.

In April 2002 the Company acquired US Metals, Inc. (“USMetals”), a Nevada corporation, by issuing 24,200,000 shares of common stock. US Metals became a wholly owned subsidiary of the Company.

The Company, through its wholly owned subsidiary, USMetals, owns 141 Lode Mining Claims in the Eureka Mining District of Yavapai County, Arizona, called the Twin Peaks Mine; and through its wholly owned subsidiary Southwest Resource Development, Inc., owns 8 Lode and 21 Placer Claims in the Mesquite Mining District of Imperial County, California, which the Company refers to as the Chocolate Mountain Region Claims.

The Company has no business operations to date.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the period they include. Actual results may differ from these estimates.

Cash and interest bearing deposits- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with an original maturity of three months or less.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Shareholder Loans Payable- The Company applies Emerging Issues Task Force (EITF) No. 98-5, Accounting for Convertible Debt Issued with Beneficial Conversion Features. EITF No.98-5 requires that a beneficial conversion feature be recognized upon the issuance of the debt with a favorable conversion feature, and the resultant debt discount be amortized to interest expense during the period from the date of issuance to the date the securities become convertible.

Property and Equipment- Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset, which is estimated at three years.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Mineral Properties- The Company uses the successful efforts method of accounting for mineral properties. Costs incurred to acquire mineral interest in properties, to drill and equip exploratory sites within the claims groups are capitalized. Costs to conduct exploration and assay work that does not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved sites are expensed. Potential mineral properties are periodically assessed for impairment of value and a loss will be recognized at the time of impairment.

Revenue Recognition- Mineral sales will result from undivided interests held by the Company in mineral properties. Sales of minerals will be recognized when delivered to be picked up by the purchaser. Mineral sales from marketing activities will result from sales by the Company of minerals produced by the Company (or affiliated entities) and will be recognized when delivered to purchasers. Mining revenues generated from the Company’s day rate contracts, included in mine services revenue, will be recognized as services are performed or delivered.

Exploration Stage Company- the Company has had no operations or revenues since its inception and therefore qualifies for treatment as an Exploration Stage company as per Statement of Financial Accounting Standards (SFAS) No. 7. As per SFAS No.7, financial transactions are accounted for as per generally accepted accounted principles. Costs incurred during the exploration stage are accumulated in “losses accumulated during the exploration stage” and are reported in the Stockholders’ Equity section of the balance sheet.

Recent Accounting Pronouncements-

EITF 03-16: In March 2004, the EITF reached a consensus regarding Issue No. 03-16, "Accounting for Investments in Limited Liability Companies" ("EITF 03-16"). EITF 03-16 requires investments in limited liability companies ("LLCs") that have separate ownership accounts for each investor to be accounted for similar to a limited partnership investment under Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures." Investors are required to apply the equity method of accounting to their investments at a much lower ownership threshold than the 20% threshold applied under APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." The adoption of EITF 03-16 did not have a material impact on the financial condition or results of operations.

EITF 04-1: In September 2004, the EITF reached a consensus regarding Issue No. 04-1, "Accounting for Preexisting Relationships Between the Parties to a Business Combination" ("EITF 04-1"). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. The adoption of EITF 04-1 did not have a material impact on the financial condition or results of operations.

SFAS No. 123R: In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. In addition, SFAS No. 123R will cause unrecognized expense (based on the amounts in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period. The adoption of SFAS No. 123R did not have a material impact on the financial condition or results of operations.

2.	Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern. However, the Company has incurred significant losses since its inception and has no business operations and continues to rely on the issuance of shares to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

- Raise capital to complete the company’s mining plan of operations.
- Complete exploration and drilling on claims of the Twin Peaks Mine and Chocolate Mountain Region Claims.
- Complete testing operations on all properties.
- Complete reports and feasibility studies on the Twin Peaks Mine and Chocolate Mountain Region Claims.
- Bring the Twin Peaks Mine and Chocolate Mountain Region Claims to full-scale commercial mining.
- Obtain a credit facility based in part on the value of its proven reserves when necessary and if appropriate given market conditions.
- Determine the value and recoverability of its tailings near Kingman Arizona.

3. Fair values of Financial Instruments

Cash, accounts payable and accrued expenses, note payable to shareholder and advances payable to shareholder in the balance sheet are estimated to approximate fair market value at September 30, 2005 and September 30, 2004.

4. Net Loss per Share

The Company applies SFAS No. 128, “Earnings per Share”to calculate loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years, adjusted for the financial instruments outstanding that are convertible into common stock during the years. At September 30, 2005, there were 155,000 shares of preferred stock and 155,000 preferred warrants convertible into that were convertible into 620,000 shares of common stock, however these financial instruments have been excluded from the calculation of loss per share because their inclusion would be anti-dilutive.

Loss per share has been calculated as follows:

	30-Sep-05	30-Sep-04

Net loss before cumulative preferred dividend	($628,337)	($964,108)

Cumulative dividend preferred	(5,478)	0

Net loss	($633,815)	($964,108)

Weighted average	31,082,723	25,352,944

Basic & fully diluted net loss per common share	($0.02)	($0.04)

5. Related Party Transactions

During fiscal years 2005 and 2004, the Company was provided office space by the chief executive officer and majority shareholder at no cost to the Company.

In September 2003, the Company issued convertible debt at no interest to shareholders in the Company and received proceeds of $40,000. The debt matured in September 2004 and entitled the shareholders to convert the debt into 100,000 shares of common stock at an exercise price of $0.40 per share. The Company recorded a beneficial conversion feature of $3,767 as a result of the transaction and amortized the beneficial conversion feature to interest expense during fiscal year 2004. This debt and the attendant detachable warrants were extinguished by the Company in February 2005 by issuing 400,000 shares of common stock. The Company recognized a loss on the retirement of this debt of $22,619, net of tax, in the statement of operations.

During fiscal year 2005, the Company’s shareholders advanced the Company $135,606 at no interest. The Company imputed interest of 9%, based on the Company’s current borrowing rate, and recorded interest of $6,102 in the statement of operations for fiscal 2005.

In September 2005, the Company issued a promissory note to a shareholder and received proceeds of $635,663. The note requires the Company to pay the shareholder 1,634 ounces of Gold Bullion (.999 pure) in September 2007. The note is unsecured and carries interest of 9%. As a result of the transaction, the Company recorded interest expense of $470 and a loss on the underlying derivative gold contract of $15,296 in the statement of operations for fiscal year 2005.

6. Gold Bullion Promissory Note

In September 2005, the Company issued a promissory note to a shareholder and received proceeds of $635,663. The note requires the Company to pay the shareholder 1,634 ounces of Gold Bullion (.999 pure) in September 2007. As a result of the transaction, the Company recorded interest expense of $470 and a loss on the underlying derivative gold contract of $15,296 in the statement of operations for fiscal year 2005. The loss on the underlying derivative gold contract has been calculated as follows.

Fair Value of loan payable	$651,429

Carrying value of loan payable	636,133

Loss on underlying	($15,296)

7. Property and Equipment

A summary of equipment is as follows:

	30-Sep-05	30-Sep-04

Office equipment	6,581	3,000
Accumulated depreciation	(2,575)	(583)

Net property & equipment	$4,006	$2,417

8. Issuances of Common stock

During fiscal year 2004, the Company issued 1,069,945 shares of common stock to vendors to pay outstanding invoices of $470,776.

During fiscal year 2004, the Company issued 550,000 shares of common stock and received proceeds of $212,000.

During fiscal year 2004, the Company issued 2,118,441 shares of common stock to consultants for services rendered valued at $673,898.

During fiscal year 2005, the Company issued 150,000 shares of common stock and received proceeds of $48,000.

During fiscal year 2005, the Company issued 2,840,000 shares of common stock to consultants for services rendered.

During fiscal year 2005, the Company issued 400,000 shares of common stock to creditors to settle outstanding debt.

9. Issuance of Preferred Stock

In June 2004, the Company offered a private placement of 6 million units. Each unit of the private placement contained one share of series B preferred stock and one warrant at a price of $0.50 per unit. The offer terminated in January 2005.

Each preferred share is convertible into two common shares at any time at the election of the preferred shareholder. Each warrant represents the right of the holder to purchase one additional preferred share at a price of $0.50 during the two-year period following the date of their issuance. The Company may call the warrants at any time at a redemption price of $0.001 per warrant provided the price of its common stock has traded above $1 for 20 consecutive days.

The Series B preferred shares accumulate dividends at the rate of 10% per annum of the purchase price of $0.50, or $0.05 per year. The Company may elect to make payment of interest in the form of common shares. In which case the number of common shares payable will equal the amount of interest payable divided by the closing price of the common shares on the date the dividend is declared by the Company.

The preferred shares are redeemable by the Company at any time after one year from the date of their issuance provided that the common shares have sustained a trading price of not less than $1.00 per common share for at least 20 consecutive trading days. If the Company elects to redeem the Shares, the redemption price shall be determined as follows:

(v)	During the second year after their issuance at $0.575 per preferred share;
(vi)	During the third year after their issuance at $0.55 per preferred share;
(vii)	During the fourth year after their issuance at $0.525 per preferred share;
(viii)	After the fourth year after their issuance at $0.50 per preferred share.

The Company sold 155,000 units and received net proceeds of $71,982. The Company allocated $1,817 of the proceeds received to equity representing the estimated value of the preferred stock warrants.

The Company applied the Black-Scholes option pricing model to determine the fair value of the detachable preferred stock warrants issued in fiscal year 2005. The following assumptions were used in the model. The dividend yield is 0%, volatility is 20%, and a risk-free interest rate of 2%. The fair values generated by the Black-Scholes model may not be indicative of the future values, if any, that may be received by the warrant holder.

The following is a summary of preferred stock warrants outstanding at September 30, 2005.

		Wgtd Avg	Wgtd Years
	Amount	Exercise Price	to Maturity

Outstanding at September 30, 2004	0

Issued	155,000

Outstanding at September 30, 2005	155,000	$0.50	1.29

The preferred stock warrants are convertible into 310,000 shares of common stock.

10. Income Tax Provision

Provision for income taxes is comprised of the following:
	30-Sep-05	30-Sep-04

Net loss before provision for income taxes	($592,469)	($964,108)

Current tax expense:
Federal	$0	$0
State	0	0
Total	$0	$0

Less deferred tax benefit:
Timing differences	(2,111,196)	(1,870,653)
Allowance for recoverability	2,111,196	1,870,653
Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%
Effective rate	0%	0%

Deferred income taxes are comprised of the following:

Timing differences	$2,111,196	$1,870,653
Allowance for recoverability	(2,111,196)	(1,870,653)
Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences begin to expire in fiscal year
2010 and may not be recoverable upon the purchase of the Company under current IRS statutes.

10. Restatement

Subsequent to the issuance of the report for fiscal 2004, management determined that the mining claim asset acquired in 2002 should have been impaired in the year it was acquired because the estimate of the future cash flows discounted to the present could not be reasonably estimated nor assured. The restatement affected total assets and total shareholders’ deficit as follows:

	As Restated	As Reported

Total Assets	$30,099	$2,479,565
Shareholders' Deficit	($62,672)	$2,386,794

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE PROSPECTUS DATE HEREOF.

UNTIL [_______] 2006 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOR PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  (a) Is not liable pursuant to NRS 78.138; or

  (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$1,119.97
Legal fees and expenses	30,000
Accountants’ fees and expenses	0
Printing expenses	1,500

Total	$32,619.97
___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities was sold without registration under the Securities Act of 1933, in reliance on Regulation D of the Securities Act of 1933. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

In February 2006, the Company issued 5,000,000 shares of its Class B Non-voting Common Stock to a European-based fund for up to $17,000,000.This offering was conducted pursuant to Regulation S of the Securities Act of 1933, as amended, and the Class B shares have been listed by the fund on the Open Market (Freiverkehr) of Frankfurt Exchange in Germany through a trading member. The Company expects to receive 0.068 Euros per share upon consummation of the offering. The money received from the sale of the shares will be used for advancing the Company’s exploration program so the Company can focus on extracting the mineral resources of its properties. The proceeds received from the sale of the Class B Shares will be used for payment of general corporate and operating purposes, including completing exploration of the Twin Peaks Mine and the Chocolate Mountain Region claim, and payment of consulting and legal fees.

During fiscal year 2005, the Company issued (i) 400,000 shares of common stock to vendors to pay outstanding debt; (ii) 150,000 shares of common stock and received proceeds of $48,000.

Additionally, In June 2004, the Company commenced a private placement of 6 million units of its securities with each unit consisting of one share of preferred stock and one warrant to purchase an additional share of preferred stock at a price of $0.50 per unit. The offer terminates in January 2005. Each preferred share is convertible into two common shares at any time at the election of the preferred shareholder. Each warrant represents the right of the holder to purchase one additional preferred share at a price of $0.50 during the two-year period following the date of their issuance. The Company may call the warrants at any time at a redemption price of $0.001 per warrant provided the price of its common stock has traded above $1 for 20 consecutive days.

The preferred shares accrue interest at the rate of 10% per annum of the purchase price of $0.50, or $0.05 per year, payable annually in arrears. The Company may elect to make payment of interest in the form of common shares. In which case the number of common shares payable will equal the amount of interest payable divided by the closing price of the common shares on the date the dividend is declared by the Company.

The preferred shares are redeemable by the Company at any time after one year from the date of their issuance provided that the common shares have sustained a trading price of not less than $1.00 per common share for at least 20 consecutive trading days. If the Company elects to redeem the Shares, the redemption price shall be determined as follows:

(i)	During the second year after their issuance at $0.575 per preferred share;

(ii)	During the third year after their issuance at $0.55 per preferred share;

(iii)	During the fourth year after their issuance at $0.525 per preferred share;

(iv)	After the fourth year after their issuance at $0.50 per preferred share.

During September 2004, the Company received $55,175 of subscriptions for 112,500 units in this private placement.

Finally, the Company issued registered shares as follows: 2,118,441 shares of common stock to consultants for services rendered valued at $673,898.

ITEM 27. EXHIBITS

(a) Exhibits

3.1	Amended and Restated Certificate of Incorporation of Registrant (1)

3.2	Amended and Restated By-Laws of Registrant (filed as Exhibit 3.2 to Annual Report on Form 10-KSB for year ended September 30, 2000, filed on December 29, 2000 and incorporated herein by reference). *

5.1	Consent of Gersten Savage LLP (1)

10.1
Investment Agreement, dated May 30, 2006, by and between the Registrant and Dutchess Private Equities Fund, LP (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on June 1, 2006 and incorporated herein by reference)*

10.2
Registration Rights Agreement, dated May 30, 2006, by and between the Registrant and Dutchess Private Equities Fund, L.P. (filed as Exhibit 10.2 to Current Report on Form 8-K, filed on June 1, 2006 and incorporated herein by reference)*

10.3	2004 Stock Incentive Plan (filed as Exhibit 10 to Form S-8 filed on May 19, 2004 and incorporated herein by reference)*

10.4	Form of Stock Option (Filed as Exhibit 10.2.1 to Current Report on Form 8-K filed June 13, 2002 and incorporated herein by reference)*

14.1	Code of Ethics (file as Exhibit 14.1 to Form 10-KSB for the year ended September 30, 2004 filed November 26, 2004 and incorporated herein by reference)*

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)(1)

23.2	Consent of Donahue Associates, LLC (1)

_______________________________
* Previously filed as indicated therein.
(1) Filed herewith

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Las Vegas, Nevada on this 11th day of August 2006.

USCORP.

By:	/s/ Larry Dietz
Larry Dietz
President, Secretary, Treasurer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert Dultz	Chairman, Chief	August 11, 2006
Robert Dultz	Executive Officer and Acting Chief Financial Officer

/s/ Larry Dietz	President, Secretary, Treasurer and Director	August 11, 2006
Larry Dietz

/s/ Carl O'Baugh	Vice President and Director	August 11, 2006
Carl O'Baugh

/s/ Judith Ahrens	Director	August 11, 2006
Judith Ahrens